Exhibit 10.1

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

Dated as of October 28, 2003

among

MCCORMICK & SCHMICK ACQUISITION CORP.,
MCCORMICK & SCHMICK RESTAURANT CORP.,
MCCORMICK & SCHMICK MARYLAND LIQUOR, INC.,
MCCORMICK & SCHMICK ACQUISITION I TEXAS, INC.,
MCCORMICK & SCHMICK ACQUISITION II TEXAS, INC.,
MCCORMICK & SCHMICK ACQUISITION TEXAS LP,
MCCORMICK & SCHMICK ACQUISITION III TEXAS, INC.,
MCCORMICK & SCHMICK’S ATLANTA II, LLC,
MCCORMICK & SCHMICK’S HACKENSACK, LLC,
MCCORMICK & SCHMICK ORLANDO, LLC,
MCCORMICK & SCHMICK DALLAS, LP,
MCCORMICK & SCHMICK DALLAS LIQUOR, INC.,
MCCORMICK & SCHMICK AUSTIN, LP,
MCCORMICK & SCHMICK AUSTIN LIQUOR, INC.,

(collectively, the “Borrowers”)

THE LENDERS LISTED ON SCHEDULE 1 HERETO,

FLEET NATIONAL BANK, as Administrative Agent,

BANK OF AMERICA, N.A., as Documentation Agent

WELLS FARGO BANK N.A, as Documentation Agent

and

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL” NEW YORK BRANCH,
as Syndication Agent

with

Fleet Securities, Inc., as Arranger

i

v

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Agency Account Agreement
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Landlord Waiver

Schedules

Schedule 1	Lenders and Commitments
Schedule 1.1	MS Division Restaurants
Schedule 8.3	Title to Properties; Leases
Schedule 8.4.2	Financial Statement Exceptions
Schedule 8.6(a)	Franchises, Patents, Copyrights, etc.
Schedule 8.6(b)	Liquor Management Agreements
Schedule 8.7	Litigation
Schedule 8.8	Material Contracts
Schedule 8.15	Certain Transactions
Schedule 8.16	Employee Benefit Plans
Schedule 8.18	Environmental Compliance
Schedule 8.19	Subsidiaries, Etc.
Schedule 8.20	Bank Accounts
Schedule 8.23	Restaurants
Schedule 8.25	Leases
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 12.7	Leasehold Mortgages Delivered on the Closing Date

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of October 28, 2003, by and among MCCORMICK & SCHMICK ACQUISITION CORP., a Delaware corporation (“MSAC”), MCCORMICK & SCHMICK RESTAURANT CORP., a Delaware corporation (“MSRC”), MCCORMICK & SCHMICK MARYLAND LIQUOR, INC., a Maryland corporation, MCCORMICK & SCHMICK ACQUISITION I TEXAS, INC., a Texas corporation (“MS Acquisition I”), MCCORMICK & SCHMICK ACQUISITION II TEXAS, INC., a Delaware corporation (“MS Acquisition II”), MCCORMICK & SCHMICK ACQUISITION TEXAS LP, a Texas limited partnership, MCCORMICK & SCHMICK ACQUISITION III TEXAS, INC., a Texas corporation, MCCORMICK & SCHMICK’S ATLANTA II, LLC, a Delaware limited liability company, MCCORMICK & SCHMICK’S HACKENSACK, LLC, a Delaware limited liability company, MCCORMICK & SCHMICK ORLANDO, LLC, a Delaware limited liability company, MCCORMICK & SCHMICK DALLAS, L.P., a Texas limited partnership, MCCORMICK & SCHMICK DALLAS LIQUOR, INC., a Texas corporation, MCCORMICK & SCHMICK AUSTIN, LP, a Texas limited partnership, MCCORMICK & SCHMICK AUSTIN LIQUOR, INC., a Texas corporation, and each of the other Subsidiaries of MSAC which shall from time to time hereafter become a party hereto pursuant to §9.17 (collectively, the “Borrowers”), the lending institutions listed on Schedule 1 as Lenders, and FLEET NATIONAL BANK, as administrative agent for itself and such other Lenders, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL” NEW YORK BRANCH, as syndication agent, BANK OF AMERICA, N.A., as documentation agent and WELLS FARGO BANK N.A, as documentation agent

RECITALS

WHEREAS, the Borrowers, Fleet National Bank and certain other lending institutions  (the “Existing Lenders”), and the Administrative Agent are party to a Revolving Credit and Term Loan Agreement, dated as of August 22, 2001 (as amended and supplemented, through the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made the Existing Loans (as defined below) to and issued the Existing Letters of Credit for the account of the Borrowers;

WHEREAS, the Borrowers have requested that the Existing Lenders and the Administrative Agent amend and restate the Existing Credit Agreement in its entirety to, among other things,

(a)                                  increase the Total Revolving Loan Commitment to $70,000,000;

(b)                                 continue the Existing Revolving Credit Loans as Revolving Credit Loans hereunder;

(c)                                  convert the Existing Term Loans A into a Revolving Credit Loan hereunder;

(d)                                 convert the Existing Term Loans B (the Existing Term Loans B, together with the Existing Revolving Credit Loans, and Existing Term Loans A, collectively, the “Existing Loans”) into a Revolving Credit Loan hereunder; and

(e)                                  make certain other changes to the terms and provisions of the Existing Credit Agreement;

WHEREAS, the Existing Lenders and the Administrative Agent are willing, on the terms set forth in this Credit Agreement and subject to the conditions and in reliance on the representations set forth herein, to amend and restate in its entirety the Existing Credit Agreement so as to accomplish the foregoing;

WHEREAS, it is the intent of the parties hereto that this Credit Agreement not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence payment and reborrowing of all or any of such obligations and liabilities, that this Credit Agreement amend and restate in its entirety the Existing Credit Agreement and that from and after the date hereof, the Existing Credit Agreement be of no further force and effect except to evidence the incurrence of the Obligations as defined and incurred thereunder, the representations and warranties made thereunder and the obligations, covenants and liabilities of the parties thereto prior to the Closing Date; and

WHEREAS, each of the Borrowers, the Lenders and the Administrative Agent acknowledges and agrees that (a) all Existing Loans made and Existing Letters of Credit shall continue as Revolving Credit Loans and Letters of Credit under this Credit Agreement, as provided in §§2.1 and 5.7, and shall be governed by this Credit Agreement and secured by all the Collateral, (b) all other outstanding Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall continue as Obligations of the same type under this Credit Agreement and shall be governed by this Credit Agreement and secured by all the Collateral, (c) the security interests granted to the Administrative Agent, on behalf of itself and the Lenders pursuant to the Loan Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect and shall continue to secure the Obligations (as defined herein), and (d) all Liens (as defined under the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) are hereby ratified, confirmed and continued.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that, from and after the Closing Date, the Existing Credit Agreement (including all the Schedules and Exhibits thereto) is amended and restated in its entirety to read as set forth above and as follows (and, in the case of the Schedules and

Exhibits, in the forms attached hereto).

1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1.  Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

A&M Acquisition.  The acquisition by the Borrowers of three full-service Angelo and Maxie’s restaurants in New York, Washington, D.C. and Virginia from Angelo and Maxie’s Inc., a Delaware corporation.

Acknowledgment and Consent. The Acknowledgment and Consent, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, among MS Acquisition I, MS Acquisition II and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Acquired Assets.  See §10.5.

Acquisition.  The acquisition by the Borrowers from the Sellers of substantially all of the assets of the MS Division of the Sellers.

Acquisition Agreement.  Collectively, the (a) Asset Purchase Agreement, dated as of June 7, 2001, among Sellers and MSAC, as amended by the First Amendment of Asset Purchase Agreement, dated as of the Original Closing Date, and (b) Bill of Sale and Assignment and Assumption Agreement, dated December 10, 2001, among MSRC and Sellers, each  as in effect without giving effect to any additional amendments, modifications or waivers of the terms thereof other than amendments, modifications and waivers permitted by §10.14.2, certified copies of which have been delivered to the Administrative Agent.

Acquisition Documents.  The Acquisition Agreement, including all exhibits and schedules thereto, and all other agreements, side letters and documents executed in connection therewith, each in the form delivered to the Administrative Agent prior to the Closing Date, together with amendments or modifications thereto permitted pursuant to §10.14.2.

Additional Security Documents.  All mortgages, pledge agreements, security agreements and other security documents and all guarantees of the Obligations entered into after the date hereof pursuant to §§9.17 and/or 9.19.

Adjusted Leverage Ratio.  As at any date of determination, the ratio of (a) Consolidated Rental Expense for the Reference Period ending on such date (multiplied by eight (8)) plus Consolidated Funded Indebtedness outstanding on such date to (b) Consolidated EBITDAR for the Reference Period ending on such date.

Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §9.4(d).

Administrative Agent.  Fleet National Bank, acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with §15.9.

Administrative Agent’s Office.  The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate in writing from time to time.

Administrative Agent’s Special Counsel.  Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Affected Lenders.  See §6.8(c).

Affiliate.  Any Person that would be considered to be an affiliate of any Borrower or a Lender (as the context requires) under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower or such Lender were issuing securities.

Agency Accounts.  See §9.16.

Agency Account Agreements.  See §9.16.

Agents.  Collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with respect to Revolving Credit Loans, (in each case, for Base Rate Loans and Eurodollar Rate Loans) and for the Letters of Credit shall be the applicable percentage set forth below with respect to each such Revolving Credit Loan or Letter of Credit, as the case may be, corresponding to the Leverage Ratio, as determined for the most recent Reference Period ending immediately prior to the applicable Rate Adjustment Period:

		Revolving Credit Loans
Level	Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letters of Credit
I	< 1.75:1	1.75%	3.25%
II	≥ 1.75:1 and < 2.25:1	2.00%	3.50%
III	≥ 2.25:1	2.25%	3.75%

Notwithstanding the foregoing, (a) for the period commencing on the Closing Date through the Adjustment Date immediately following the date of delivery by the Borrowers to the Agent of a Compliance Certificate for the fiscal period ending June 26, 2004, the Applicable Margin shall at no time during such period be permitted to be adjusted to less than the percentages set forth in Level II in the table above; and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(d) hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date which is five (5) Business Days after such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level III in the table above.

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower.

Applicable Percentage.  With respect to any mandatory prepayment required to be made by the Borrowers pursuant to §4.1, if the Leverage Ratio: (a) as of the last day of the fiscal year with respect to which such prepayment is to be calculated is greater than 1.75 to 1.00, seventy-five percent (75%); (b) as of the last day of the fiscal year with respect to which such prepayment is to be calculated is less than or equal to 1.75 to 1.00 but greater than 1.50 to 1.00, fifty percent (50%); and (c) as of the last day of the fiscal year with respect to which such prepayment is to be calculated and as of the last day of the next succeeding fiscal quarter is less than or equal to 1.50 to 1.00, zero percent (0%).

Arranger. Fleet Securities, Inc.

Asset Sale.  Any one or series of related transactions in which a Borrower or any Subsidiary of a Borrower conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including in connection with a sale and leaseback transaction and the sale or issuance of Equity Interests of any Subsidiary other than to a Borrower or any wholly-owned Subsidiary of a Borrower but excluding any dispositions included in the definition of “Casualty Event”) whether owned on the Closing Date or thereafter acquired.

Assignment and Acceptance.  See §16.1.

Audited Financials.  Collectively, the audited consolidated balance sheets of the Borrowers and their Subsidiaries dated December 28, 2002 and the audited consolidated statement of income and cash flow of the Borrowers and their Subsidiaries for the fiscal year ended December 28, 2002 (in each case with related footnote disclosures).

Austin Acknowledgment and Consent. The Acknowledgment and Consent, dated as of the Closing Date, and  as the same may be amended from time to time hereafter, among MS Acquisition I, MS Acquisition II and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Austin Collateral Assignment of Partnership Interests.  The Collateral Assignment of Partnership Interests, dated as of the Closing Date, as the same may be amended from time to time hereafter, among MS Acquisition I, MS Acquisition II, and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Avado.  Avado Brands, Inc., a Georgia corporation.

Balance Sheet Date.  December 28, 2002.

Bank of America. Bank of America, N.A.

Base Rate.  The higher of (a) the variable annual rate of interest so announced from time to time by Fleet as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate.  For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.  Changes in the Base Rate resulting from any changes in Fleet’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower(s).  As defined in the preamble hereto.

BRS.  Bruckmann, Rosser, Sherrill & Co. II, L.P., a limited partnership organized under the laws of Delaware.

BRS Affiliate. (i) Any Person or account which is controlled by or under common control with or managed by or under common management with, directly or indirectly, BRS or any director, officer or employee of BRS, (ii) any director, officer or employee of BRS or any family member of such director, officer or employee, or (iii) any trust or other Person established by or for the benefit of any director, officer or employee of BRS or family member thereof and controlled by such director, officer, employee or family member.

Business Day.  Any day on which banking institutions in Boston, Massachusetts and New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

California Proposition 65.  The California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures.  Amounts paid or Indebtedness incurred by the Borrowers or any of their Subsidiaries (net of any tenant improvement allowances related to a Restaurant) in connection with (i) the purchase or lease by a Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, including without limitation or duplication, maintenance capital, build-out and new store expenditures, (ii) without duplication, Consolidated Restaurant Pre-Opening Costs, and (iii) the lease of any assets by a Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which a Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Equivalents.  Any of the following: (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower; (b) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000; and (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P.

Casualty Event.  With respect to any property (including any interest in property) of a Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which such Person receives insurance proceeds, proceeds of a condemnation award or other compensation.

CERCLA.  See §8.18(a).

Change of Control. At any time, the occurrence of one or more of the following events:  (a) (i) prior to an Initial Public Offering, the Sponsors shall collectively cease to own directly or indirectly at least fifty-one percent (51%) or higher of the Voting Stock of the Parent or the Sponsors shall collectively cease to have the power, directly or indirectly (including under any stockholders’ agreement) to elect a majority of the directors of the Parent and any of the Borrowers, and (ii) after an Initial Public Offering, the Sponsors shall collectively cease to own directly or indirectly at least forty percent (40%) or higher of the Voting Stock of the Parent; (b) the replacement of a majority of the board of directors of the Parent or any of the Borrowers over a two-year period from the directors who constituted the board of directors of such Person at the beginning of such period, and such replacement shall not (i) have been approved by a vote of at least a majority of the board of directors of such Person then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (ii) have been elected or nominated for election by a Sponsor which owns Voting Stock of such Person; or (c) the Parent shall cease to own directly or through a Borrower one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrowers.

CH.  Castle Harlan, Inc., a Delaware corporation.

CH Affiliate. (i) Any Person or account which is controlled by or under common control with or managed by or under common management with, directly or indirectly, CH or any director, officer or employee of CH, (ii) any director, officer or employee of CH or any family member of such director, officer or employee, or (iii) any trust or other Person established by or for the benefit of any director, officer or employee of CH or family member thereof and controlled by such director, officer, employee or family member.

Closing Date.  The first date on which the conditions set forth in §12 have been satisfied and any Revolving Credit Loans are to be made or continued or any Letter of Credit is to be issued or continued hereunder.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Parent, the Borrowers and their Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Collateral Assignment of Acquisition Documents.  The Collateral Assignment of Acquisition Documents, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and as the same may be further amended from time to time hereafter, among MSAC and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Collateral Assignment of Partnership Interests.  The Collateral Assignment of Partnership Interests, dated as of the July 26, 2002, as amended by the First Amendment to Security Documents Agreement, and as the same may be further amended from time to time hereafter, among MS Acquisition I, MS Acquisition II, and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Commitment Fee.  See §2.2.

Compliance Certificate.  See §9.4(d).

Concentration Account.  Account number 3752149724 with Bank of America, N.A.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with GAAP.

Consolidated Cash Flow.  For any period, (a) Consolidated EBITDAR of the Borrowers and their Subsidiaries for such period, minus (b) cash income taxes paid during such period by the Borrowers and their Subsidiaries, minus (c) Maintenance Capital Expenditures made by the Borrowers and their Subsidiaries during such period, minus (d) Management Fees paid during such period, minus (e) Officer Fees paid during such period.

Consolidated Cash Flow Ratio.  As at the end of any Reference Period, the ratio of (a) Consolidated Cash Flow for such Reference Period to (b) Consolidated Financial Obligations for such Reference Period plus Consolidated Rental Expense for such Reference Period; provided that for purposes of calculating the Consolidated Cash Flow Ratio for any Reference Period ending prior to December 25, 2004, there shall be excluded from the determination of “Financial Obligations” for such period all payment made by the Borrowers in respect of principal, interest or fees pursuant to the Existing Credit Agreement.

Consolidated EBITDA.  With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Pre-Tax Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Pre-Tax Income and without duplication, (i) depreciation and amortization for such period, plus (ii) Consolidated Restaurant Pre-Opening Costs for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) Management Fees paid or, without duplication, accrued in such period (whether or not paid), all as determined in accordance with GAAP, plus (v) noncash charges for rental expenses for such period, plus (vi) one-time noncash unamortized financing costs associated with the Existing Credit Agreement, plus (vii) all one-time upfront fees (including without limitation bank fees and broker fees and commissions) paid, and all costs and expenses (including attorneys’ fees and fees of other professionals) incurred and paid, by the Borrowers in connection with the consummation of the financing contemplated hereby, plus (viii) all costs and expenses incurred and paid by the Borrowers and their Subsidiaries which are associated with compliance with California Proposition 65 and with California employment wage and hour litigation, in an aggregate amount not to exceed $2,000,000 during the period from the Closing Date through to the Maturity Date, plus (ix) net losses from sales of assets, whether or not extraordinary (excluding sales in the ordinary course of business), plus (x) noncash charges incurred by the Borrowers and their Subsidiaries in connection with the closure of restaurants, in an aggregate amount not to exceed $3,000,000 during the period from the Closing Date through to the Maturity Date, plus (xi) Officer Fees paid or, without duplication, accrued in such period (whether or not paid), all as determined in accordance with GAAP, in an aggregate amount not to exceed $400,000 in any fiscal year, and minus (c) to the extent not deducted in the calculation of Consolidated Pre-Tax Income, GAAP deferred rent credits for such period and minus (d) net gains on sales of assets, whether or not extraordinary (excluding sales in the ordinary course of business), and other extraordinary gains.

Consolidated EBITDAR.  For any period, the sum of (a) the Consolidated EBITDA of the Borrowers and their Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period.

Consolidated Financial Obligations.  For any period, the sum of (a) all scheduled payments of principal or mandatory redemption amounts and fees on Indebtedness (including any Subordinated Debt) of the Borrowers and their Subsidiaries, including Capitalized Leases and including Synthetic Leases, due and payable during such period or within six (6) Business Days following the last day of such period, plus (b) Consolidated Total Interest Expense for such period.  Demand obligations shall be deemed to be due and payable during any period during which such obligations are outstanding.

Consolidated Funded Indebtedness.  With respect to the Borrowers and their Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrowers and their Subsidiaries, on a consolidated basis, to the extent relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds or Indebtedness issued in connection with the conversion of any Equity Interests, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Synthetic Leases and Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit (including Letters of Credit hereunder) outstanding and bankers acceptances, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrowers and any of their Subsidiaries; provided that, for the avoidance of doubt, subclause (i) shall not include any derivative contracts (as defined below in the definition of “Indebtedness”).

Consolidated Net Income (or Deficit).  The consolidated net income (or deficit) of the Borrowers and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary non-recurring items of income.

Consolidated Pre-Tax Income.  For any period, Consolidated Net Income (or Deficit) for such period plus, to the extent deducted from the calculation of Consolidated Net Income (or Deficit), income tax paid or payable for such period, determined in accordance with GAAP.

Consolidated Pro Forma EBITDA.  For any period, the sum of (a) the Consolidated EBITDA of the Borrowers and their Subsidiaries for such period, plus (b) following the consummation of the A&M Acquisition until twelve (12) calendar months have elapsed since the consummation thereof, $1,800,000 minus the amount of the actual contribution of the Restaurants acquired in the A&M Acquisition to the Consolidated EBITDA of the Borrowers and their Subsidiaries for any date of determination during such period.

Consolidated Rental Expense.  For any period, the sum of (a) all minimum rental expense of the Borrowers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases or any Synthetic Leases, minus (b) noncash charges for rental expenses for such period, plus (c) any GAAP deferred rent credits for such period deducted from Consolidated EBITDA pursuant to clause (c) of the definition of ‘Consolidated EBITDA’.

Consolidated Restaurant Pre-Opening Costs. “Start-up costs” (as such term is  defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new Restaurants, such costs including, without limitation, the cost of feasibility studies, staff-training and recruiting, and travel costs for employees engaged in such start-up activities.

Consolidated Total Interest Expense.  For any period, the aggregate amount of cash interest required to be paid by the Borrowers and their Subsidiaries during such period on all Indebtedness (including the Subordinated Debt) of the Borrowers and their Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including (a) payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, (b) commitment fees and letter of credit fees incurred in connection with the borrowing of money and (c) facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money other than the financing provided under this Credit Agreement and the other Loan Documents.

Conversion Request.  A notice given by the Borrowers to the Administrative Agent of the Borrowers’ election to convert or continue a Revolving Credit Loan in accordance with §2.7.

Convertible Preferred Stock.  The Parent’s 13% Senior Exchangeable Preferred Stock, par value $1.00 per share, issued on or about the Original Closing Date pursuant to the Stock and Warrant Purchase Agreement.

Convertible Preferred Stock Documents.  Collectively, (a) the Stock and Warrant Purchase Agreement, (b) the Convertible Preferred Stock, (c) the Amended and Restated Certificate of Incorporation of the Parent as in effect on the Original Closing Date, (d) the 13% Subordinated Exchange Debentures due August 22, 2011 of the Parent, (e) the Class A-2 Common Units Purchase Warrant issued August 22, 2001 by MS LLC to Mellon Bank, N.A., as Trustee for The Bell Atlantic Master Trust pursuant to the Stock and Warrant

Purchase Agreement, and (f) the Preferred Units Purchase Warrant issued August 22, 2001 by MS LLC to Mellon Bank, N.A., as Trustee for The Bell Atlantic Master Trust pursuant to the Stock and Warrant Purchase Agreement, in each case together with amendments or modifications thereto permitted pursuant to §10.14.1.

Credit Agreement.  This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  See §14.1.

Delinquent Lender.  See §15.5.3.

Developer.  Vineyard Creek, LLC, a California limited liability company.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Equity Interests of a Person, other than dividends payable solely in Equity Interests of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Equity Interests of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Equity Interests of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Documentation Agents.  Bank of America and Wells Fargo, each acting as a documentation agent for the Lenders.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrowers, or any ERISA Affiliate if any Borrower has any liability for such plan, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  See §8.18(a).

EPA.  See §8.18(b).

Equity Documents.  Collectively, (a) the Limited Liability Company Agreement, dated as of August 8, 2001, of MS LLC by and among the Members set forth on Schedule 1 thereto, (b) the Members Agreement, dated as of the Original Closing Date, by and among MS LLC, BRS, Castle Harlan Partners III, L.P., Julie

Frist, David B. Pittaway, Bell Atlantic Master Trust and the other Members referenced therein, (c) the Registration Rights Agreement, dated as of the Original Closing Date, by and among MS LLC, BRS, Castle Harlan Partners III, L.P., Julie Frist, David B. Pittaway, Bell Atlantic Master Trust and the other Members referenced therein, and (d) the Subscription Agreement, dated as of the Original Closing Date, by and among MS LLC, BRS, Castle Harlan Partners III, L.P., Julie Frist, David B. Pittaway and each of the other Purchasers party thereto, in each case together with amendments or modifications thereto permitted pursuant to §10.14.1.

Equity Interests.  All equity interests of a Person, including, without limitation, any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company membership interests, (d) options, warrants, or other rights to purchase or acquire any Equity Interest, or (e) securities convertible into any Equity Interest.

Equity Issuance.  The sale or issuance by the Parent, any Borrower or any of its Subsidiaries of any of its Equity Interests to any Person other than, in the case of the Borrowers, another Borrower.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  Any Person which is treated as a single employer with any of the Borrowers under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate.  For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

Eurodollar Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate.  For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the rate at which Dollar deposits for such

Interest Period are offered as presented on Telerate Page 3750 as of 10:00 a.m. (Boston time) two (2) Eurodollar Business Days prior to the beginning of such Interest Period or (b) if such information on such Telerate Page is not available, the arithmetic average of the rates per annum (rounded upwards to the nearest 1/16 of one percent) of the rate at which the Reference Lender’s Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of Fleet to which such Interest Period applies; divided by in the case of a rate determined by either clause (a) or clause (b) above, a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

Eurodollar Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Event of Default.  See §14.1.

Existing Credit Agreement.  As defined in the Recitals.

Existing Lenders.  As defined in the Recitals.

Existing Letters of Credit.  See §5.7.

Existing Lenders.  As defined in the Recitals.

Existing Revolving Credit Loans.  The outstanding “Revolving Credit Loans” (as defined in the Existing Credit Agreement) made by the Existing Lenders under the Existing Credit Agreement.

Existing Term Loans A.  The outstanding “Term Loans A” (as defined in the Existing Credit Agreement) made by the Existing Lenders under the Existing Credit Agreement.

Existing Term Loans B.  The outstanding “Term Loans B” (as defined in the Existing Credit Agreement) made by the Existing Lenders under the Existing Credit Agreement.

Fee Letter.  The fee letter, dated on or prior to the Closing Date, between the Borrowers, the Arranger and the Administrative Agent.

Fees.  Collectively, the Commitment Fee, the Letter of Credit Fees, the Fronting Fees and the fees payable pursuant to the Fee Letter.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

First Amendment to Security Documents Agreement. The First Amendment to Security Documents Agreement, dated as of the Closing Date, among the Borrowers, the Parent and the Administrative Agent.

Fleet.  Fleet National Bank, a national banking association, in its individual capacity.

FQ1, FQ2, FQ3, FQ4.The first, second, third and fourth fiscal quarters, respectively, of a specified fiscal year.

Franchise Agreement.  Each franchise agreement between a Borrower or any Subsidiary of a Borrower and a third Person which sets forth the terms and conditions for the operation by such Person, as a franchisee, of a restaurant.

Fronting Fee. See §5.6.

GAAP or generally accepted accounting principles.  (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrowers reflected in the Audited Financials for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied; provided, that despite FASB 150, redeemable preferred stock of any Borrower shall not, for purposes of this Credit Agreement, be treated as “Indebtedness”. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financing covenants, standards or terms in this Credit Agreement, then the Borrowers and the Lenders agree to enter into negotiations in order to amend such provisions of this Credit Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrowers shall be the same as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrowers and the Required Lenders, (a) all financial covenants, standards and terms in this Credit Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) the Borrowers shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting

Changes).  “Accounting Changes” means: (x) changes in accounting principles required by GAAP and implemented by the Company and (y) changes in accounting principles recommended by the Borrowers’ certified public accountants.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation, partnership agreement, membership agreement or other similar charter agreement, as applicable, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Equity Interests.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Growth Capital Expenditures.  Capital Expenditures related to the construction, acquisition or opening of new Restaurants during any fiscal year plus to the extent not included in the calculation of such Capital Expenditures, Consolidated Restaurant Pre-Opening Costs plus Capital Expenditures relating to the conversion and/or remodeling of any existing Restaurant; provided, however, that the purchase price paid by the Borrowers and/or their Subsidiaries for the A&M Acquisition shall not constitute and shall not be included for purposes of Growth Capital Expenditures.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  See §8.18(b).

Incurrence Ratio.  As at any date of determination, the maximum Leverage Ratio permitted under §11.1 as at the end of the most recently ended Reference Period for which the Borrowers have delivered a Compliance Certificate, less 0.15.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)                                  every obligation of such Person for money borrowed,

(b)                                 every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)                                  every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)                                 every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding deferred Management Fees and trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and for which the Borrowers maintain sufficient reserves in accordance with GAAP),

(e)                                  every obligation of such Person under any Capitalized Lease,

(f)                                    every obligation of such Person under any Synthetic Lease,

(g)                                 all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)                                 every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person or any rights measured by the value of such Equity Interests,

(i)                                     every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)                                     every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)                                  every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than any of the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Initial Public Offering.  An underwritten initial public offering by the Parent of the common stock of the Parent pursuant to an effective S-1 Registration Statement under the Securities Act of 1933, as amended, which consists of at least twenty-one percent (21%) of issued and outstanding capital stock of the Parent after giving effect to such offering and the related issuance if the Net Cash Equity Issuance Proceeds from such offering is applied to prepay the Revolving Credit Loans pursuant to §4.2(b).

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, one (1), two (2), three (3), six (6) or twelve (12) months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                              if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B)                                if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)                                if the Borrowers shall fail to give notice as provided in §2.7, the Borrowers shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)                               any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E)                                 any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Agreement.  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which any Borrower and any Lender is a party which is entered into pursuant to §9.15 and is designed to protect the Borrowers against fluctuations in interest rates.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances,

capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lender Affiliate.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders.  Fleet, RaboBank, Bank of America, Wells Fargo, SunTrust Bank, Wachovia Bank, National Association and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §16.

Letter of Credit.  See §5.1.1.

Letter of Credit Application.  See §5.1.1.

Letter of Credit Fee.  See §5.6.

Letter of Credit Participation.  See §5.1.4.

Leverage Ratio.  As at any date of determination, the ratio of (a) Consolidated Funded Indebtedness outstanding on such date to (b) Consolidated Pro Forma EBITDA for the Reference Period ending on such date.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

Liquor Management Agreement.  Any agreement or contract between any of the Borrowers and any of the Sellers pursuant to which such Borrower has obtained the consent of such Seller to use liquor licenses issued to such Seller in the operation of a particular Restaurant following the consummation of the Acquisition.

Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents, and each other document or agreement entered into in connection herewith and therewith.

Loan Request.  See §2.6.

Maintenance Capital Expenditures. Capital Expenditures that are not Growth Capital Expenditures.  For the avoidance of doubt, Maintenance Capital Expenditures shall include investments in new point of sale systems or accounting systems.

Management Agreements.  Collectively, the Management Agreements, each dated as of August 22, 2001, by and among CH, BRS, MSAC, and MSRC, pursuant to which MSAC and MSRC agree to pay to CH and BRS, as the case may be, certain fees and other amounts pursuant to the terms thereof, in each case together with amendments and modifications thereto permitted pursuant to §10.14.1.

Management Fees.  Collectively, the management fees (including without limitation the “Quarterly Payment”, “Stub Payment”, “Unpaid Amount” and the “Additional Amount”, in each case as such terms are defined in the Management Agreements) payable by the Borrowers to any Sponsor in accordance with the terms of the Management Agreements which shall contain terms reasonably satisfactory to the Administrative Agent.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)                                  a material adverse effect on the business, properties,  condition (financial or otherwise), assets, operations or income of MSRC individually, or the Borrowers and their Subsidiaries taken as a whole;

(b)                                 an adverse effect on the ability of MSRC individually, or the Borrowers and their Subsidiaries, taken as a whole, to perform any of their respective Obligations under any of the Loan Documents; or

(c)                                  any impairment of (i) the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents,

(ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document, or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on any material portion of the Collateral.

Material Contracts.  Written or oral agreements or commitments of or relating to the Parent, the Borrowers or their Subsidiaries that involve monetary obligations of more than $100,000 per year.

Maturity Date. April 27, 2007.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Membership Interest Pledge Agreements. The (a) Membership Interest Pledge Agreement, dated as of December 14, 2001, among MSAC and the Administrative Agent and (b) Membership Interest Pledge Agreement, dated as of July 26, 2002, among MSAC and the Administrative Agent, each as amended by the First Amendment to Security Documents Agreement, and as each of the same may be further amended from time to time hereafter, and in each case in form and substance satisfactory to the Administrative Agent.

Moody’s.  Moody’s Investors Services, Inc.

Mortgaged Property.  Any Real Estate which is subject to any Mortgage.

Mortgages.  The several mortgages and deeds of trust, executed and delivered from time to time from and after the Original Closing Date, as the  same may have been amended as of the Closing Date and as each of the same may be amended from time to time hereafter, from the Borrowers and their Subsidiaries to the Administrative Agent with respect to the fee and leasehold interests of the Borrowers and their Subsidiaries in the Real Estate and in form and substance satisfactory to the Administrative Agent.

MSAC.  As defined in the preamble hereto.

MS Acquisition I. McCormick & Schmick Acquisition I Texas, Inc., a Texas corporation.

MS Acquisition II.  McCormick & Schmick Acquisition II Texas, Inc., a Delaware corporation.

MS Division.  Avado (but only with respect to the Restaurants listed on Schedule 1.1 hereto operated by Avado as of March 31, 2001 and immediately prior to the Original Closing Date and the assets and the liabilities directly related thereto), MSHC and the MSHC Subsidiaries.

MSHC.  McCormick & Schmick Holding Corp., a Georgia corporation.

MSHC Subsidiaries.  Collectively, McCormick & Schmick Holding Corp., a Delaware corporation, McCormick & Schmick Operating Corp., a Georgia corporation, McCormick & Schmick TX General, Inc., a Georgia corporation, McCormick & Schmick Limited, Inc., a Georgia corporation, McCormick & Schmick of Texas, LP, a Texas limited partnership, McCormick & Schmick’s SCP VIII, Inc., an Oregon corporation, McCormick & Schmick’s RMP III, Inc., an Oregon corporation, McCormick & Schmick of Montgomery County, Inc., a Georgia corporation, and McCormick and Schmick TX Liquor, Inc., a Texas corporation.

MSRC.  As defined in the preamble hereto.

MS LLC.  McCormick & Schmick Holdings, LLC, a Delaware limited liability company.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any of the Borrowers or any ERISA Affiliate.

Net Cash Equity Issuance Proceeds.  With respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person for such Equity Issuance after deduction of all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such a sale or other issuance.

Net Cash Sale Proceeds.  The net cash proceeds received by a Person in respect of any Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions and other reasonably and customary direct expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale, and (b) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a Lien permitted by this Credit Agreement having priority over the Liens (if any) of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale.

Net Cash Debt Proceeds.  With respect to any issuance of Subordinated Debt,  the excess of the net cash proceeds received by such Person for such issuance after deduction of all reasonable and customary transaction expenses (including, without limitation, out-of-pocket expenses, underwriting discounts and commissions) actually incurred in connection with such an issuance.

New Lending Office. See §6.2.4.

Non-U.S. Lender. See §6.2.3.

Note Pledge Agreement.  The Note Pledge Agreement, dated as of June 7, 2002, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, among the MSRC and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Note Record.  A Record with respect to a Note.

Notes. See §2.4.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Agreement or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

Officer Fees.  Collectively, the fees payable by the Borrowers to William McCormick and/or Douglas Schmick pursuant to the terms of each of the Covenant Not to Compete Agreements, each dated as of January 1, 2003 by and between MSAC and William McCormick or Douglas Schmick, respectively, which terms shall be reasonably satisfactory to the Administrative Agent.

Original Closing Date.  August 22, 2001.

outstanding.  With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent.  McCormick & Schmick Acquisition Corp. II, a Delaware corporation.

Parent Guaranty.  The Amended and Restated Parent Guaranty, dated as of the Closing Date, as the same may be amended from time to time hereafter, made by Parent in favor of the Lenders and the Administrative Agent pursuant to which the Parent guaranties to the Lenders and the Administrative Agent the payment and performance of the Obligations and in form and substance satisfactory to the Lenders and the Administrative Agent.

Parent Pledge Agreement.  The Stock Pledge Agreement, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, between the Parent and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Partnership Pledge Agreement.  The Collateral Assignment of Partnership Interests, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, among MS Acquisition I, MS Acquisition II and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates.  The Perfection Certificates as defined in the Security Agreement.

Permitted Liens.  Liens permitted by §10.2.

Person.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Pledge Agreement.  The Stock Pledge Agreement, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, among the Borrowers and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Pro Forma Balance Sheet.  See §8.4.3.

RaboBank.  Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “RaboBank International” New York Branch.

RCRA.  See §8.18(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers or any of their Subsidiaries.

Real Estate Documentation. See §9.13(c).

Real Estate Leases.  Leases, including ground leases and space leases, pursuant to which any of the Borrowers or any of their Subsidiaries leases Real Estate.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Note.

Reference Lender.  Fleet.

Reference Period.  As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period); provided, however, (a) solely for purposes of calculating the Adjusted Leverage Ratio and Consolidated Cash Flow Ratio set forth in §§11.2 and 11.3, until four (4) fiscal quarters of the Borrowers and their Subsidiaries have elapsed since September 27, 2003, “Reference Period” shall mean, such shorter period of one (1), two (2) or three (3) full fiscal quarters elapsed since September 27, 2003 and (b) solely for purposes of calculating the Consolidated Funded Indebtedness for purposes of the Adjusted Leverage Ratio in §§11.2, until four (4) fiscal quarters of the Borrowers and their Subsidiaries have elapsed since September 27, 2003, the actual amount of Consolidated Funded Indebtedness shall be multiplied by twenty-five percent (25%) for every fiscal quarter in such shorter Reference Period.

Register.  See §16.3.

Reimbursement Obligation.  The Borrowers’ obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §5.2.

Required Lenders.  As of any date, any combination of Lenders the sum of whose aggregate Revolving Credit Commitments constitute at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Total Revolving Credit Commitment, or, if the Total Revolving Credit Commitment has been terminated or if the Maturity Date has occurred, any combination of Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding principal amount of the Revolving Credit Loans on such date.

Restaurant.  A particular restaurant at a particular location that is owned or operated by a Borrower or a Subsidiary of a Borrower.

Restricted Payment.  In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by any Borrower or any of its Subsidiaries of any amounts to such Borrower’s or such Subsidiary’s equity holders or to any Affiliates of such equity holders or of such Borrower, in each case, other than to a Borrower, (c) payment or prepayment of any amounts in respect of the Convertible Preferred Stock or any Subordinated Debt, (d) payments in respect of derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating a Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Equity Interests of such Borrower or such Subsidiary, or (e) Management Fees or any other payments to any Sponsor.

Revolving Credit Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Revolving Credit Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Revolving Credit Commitments.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to §2.

Santa Rosa Pledge Agreement.  The Pledge and Security Agreement, dated as of June 7, 2002, by Developer and MSRC, whereby Developer granted a Lien on certain furniture, fixtures and equipment located at Developer’s Santa Rosa, California restaurant in favor of MSRC.

Santa Rosa Transaction.  Collectively, the (a) management and consulting services to be provided by MSRC to Developer in connection with Developer’s Santa Rosa, California restaurant pursuant to a Management Agreement, dated June 6, 2002, between Developer and MSRC, and (b) $400,000 loan advanced by MSRC to Developer evidenced by a promissory note, dated as of June 7, 2002, issued by Developer in favor of MSRC, and secured by the Santa Rosa Pledge Agreement.

SARA.  See §8.18(a).

Security Agreement.  The Security Agreement, dated as of the Original Closing Date, as amended by the First Amendment to Security Documents Agreement, and  as the same may be further amended from time to time hereafter, among the Borrowers, each of the Subsidiaries of the Borrowers and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Security Documents.  The Parent Guaranty, the Security Agreement, the Parent Pledge Agreement, the Pledge Agreement, the Partnership Pledge Agreement, Membership Interest Pledge Agreements, the Collateral Assignment of Partnership Interests, the Note Pledge Agreement, the Acknowledgment and Consent, the Mortgages, the Trademark Assignment, Austin Acknowledgment and Consent, Austin Collateral Assignment of Partnership Interests, the Agency Account Agreements, the Collateral Assignment of Acquisition Documents, the First Amendment to Security Documents Agreement, each Additional Security Document,  and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Sellers.  Collectively, Avado, MSHC, and each of the Persons listed on Schedule 1.1D of the Acquisition Agreement.

S&P.  Standard & Poor’s Ratings Group.

Sponsor(s).  Collectively or individually, BRS, the BRS Affiliates, CH and/or the CH Affiliates, as the context requires.

Stock and Warrant Purchase Agreement.  The Stock and Warrant Purchase Agreement, dated as of the Original Closing Date, between Mellon Bank, N.A., as trustee for The Bell Atlantic Master Trust, and the Parent, and all exhibits and attachments thereto, as in effect on the Original Closing Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Subordinated Debt.  Collectively, (a) unsecured Indebtedness of any Borrower or any of its Subsidiaries permitted by §10.1(c) and evidenced by the Subordinated Debt Documents and (b) unsecured Indebtedness of the Parent permitted pursuant to §4.2(b) of the Parent Guaranty.

Subordinated Debt Documents.  Each document evidencing the Subordinated Debt which has been delivered to the Administrative Agent in form and substance reasonably satisfactory to the Required Lenders, together with amendments or modifications thereto permitted pursuant to §10.14.3.

Subsidiary.  Any corporation, partnership, limited liability company, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Syndication Agent.  RaboBank, acting as syndication agent for the Lenders.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time.  On the Closing Date, the Total Revolving Credit Commitment is equal to $70,000,000.

Trademark Assignment.  The Amended and Restated Trademark Collateral Security and Pledge Agreement, dated as of the Closing Date, as the same may be further amended from time to time hereafter, made by the Borrowers in favor of the Administrative Agent and the Assignment of Trademarks executed in connection therewith, all in form and substance satisfactory to the Administrative Agent.

Type.  As to any Revolving Credit Loan its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Uniform Commercial Code. The Uniform Commercial Code as in effect in any applicable jurisdiction.

Uniform Customs. See §5.1.3.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrowers do not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §5.2.

Unprofitable Restaurant.  At the relevant time of reference thereto, any Restaurant (a) which has been in operation for at least twelve (12) months and (b) whose individual “Restaurant EBITDA” (as identified on the Borrowers’ financial statements applied consistently from and after the Closing Date) is less than $1 for the twelve (12) most recently ended fiscal months; provided that, solely for purposes of determining whether any Restaurant is an Unprofitable Restaurant, it shall be assumed that, for the first six (6) months after any Restaurant commences operation, the “Restaurant EBITDA” of such Restaurant shall be the greater of (i) its actual “Restaurant EBITDA” for such period or (ii) $1.

Voting Stock.  Equity Interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, general partner or partnership, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Wells Fargo.  Wells Fargo Bank N.A.

1.2.  Rules of Interpretation.

(a)                                  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement unless specifically specified to the contrary, either in the defined term referring to such document or agreement or otherwise.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification to such law.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                    The words “include”, “includes” and “including” are not limiting.

(g)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the

Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)                                 Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)                                     The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)                                     Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)                                  This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)                                     This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

2.  THE REVOLVING CREDIT FACILITY.

2.1.  Commitment to Lend Revolving Credit Loans.  (a) Subject to the terms and conditions set forth in this Credit Agreement, including §2.1(b), each of the Lenders severally agrees to lend to the Borrowers, and the Borrowers may borrow, repay and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrowers to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Revolving Credit Commitment minus such Lender’s Revolving Credit Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Revolving Credit Commitment at such time.  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made (or converted and continued in the case of Existing Loans) on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

(b)                                 Loans Under Existing Credit Agreement.  The Borrowers acknowledge and agree that as of the Closing Date (i) the outstanding principal amount of Existing Revolving Credit Loans equals $7,000,000.00 and that the entire amount of such Existing Revolving Credit Loans are continued as Revolving Credit Loans hereunder; (ii) the outstanding principal amount of the Existing Term Loans A equals $18,500,000.00 and that the entire amount of such Existing Term Loans A is converted to and continued as a Revolving Credit Loan  hereunder; (iii) the outstanding principal amount of the Existing Term Loans B equals $19,750,001.00 and that the entire amount of such Existing Term Loans B is converted to and continued as a Revolving Credit Loan  hereunder.  All Existing Term Loans A, Existing Term Loans B and Existing Revolving Credit Loans, and Revolving Credit Commitments (as defined in the Existing Credit Agreement) shall hereinafter be assigned, at par, and re-allocated among the Lenders holding Revolving Credit Commitments hereunder, and after giving effect hereto, the percentages of the Revolving Credit Commitments are as set forth on Schedule 1 hereto and upon the execution of this Credit Agreement each Lender shall and does hereby purchase from the Administrative Agent, for cash, at par, such Lender’s Revolving Credit Commitment Percentage of all Revolving Credit Loans outstanding on the Closing Date as a result of the conversions and continuations described above.  Notwithstanding anything set forth herein to the contrary, in order to effect the continuation of the outstanding Existing Loans contemplated by the preceding sentence, the amount to be funded on the Closing Date by each Lender hereunder in respect of its Revolving Credit Commitments shall be reduced by the principal amount of such Lender’s Existing Loans under the Existing Credit Agreement outstanding on the Closing Date.  All other Eurodollar Rate Loans outstanding to the Borrowers on the Closing Date under the Existing Credit Agreement will be converted to Base Rate Loans hereunder.

2.2.  Commitment Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Revolving Credit Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate of three-quarters of one percent (0.75%) per annum on the average daily amount during each calendar quarter or portion thereof from the Original Closing Date to the Maturity Date by which the Total Revolving Credit Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Original Closing Date, with a final payment on the Maturity Date or any earlier date on which the Revolving Credit Commitments shall terminate.

2.3.  Reduction of Total Revolving Credit Commitment.  The Borrowers shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $1,000,000 or an integral multiple of $500,000 in excess thereof or to terminate entirely the Total Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.  In addition, the Total Revolving Credit Commitment shall be reduced in accordance with §4.3.

2.4.  The Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §16 hereof) and completed with appropriate insertions.  One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below.  Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5.  Interest on Revolving Credit Loans.  Except as otherwise provided in §6.10,

(a)                                  Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b)                                 Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the

Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

The Borrowers jointly and severally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6.  Requests for Revolving Credit Loans.  The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) (a) prior to 1:00 p.m. (Boston time) of the proposed Drawdown Date of any Base Rate Loan and (b) prior to 1:00 p.m. (Boston time) on the third Eurodollar Business Day prior to the proposed Drawdown Date of any Eurodollar Rate Loan.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof.  Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof.

2.7.  Conversion Options.

2.7.1.  Conversion to Different Type of Revolving Credit Loan.  The Borrowers may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers shall give the Administrative Agent at least three (3) Eurodollar Business Days prior written notice of such election; (b) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (c) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Revolving Credit Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any conversion of a Base Rate Loan into a Eurodollar Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple of $500,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

2.7.2.  Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge.  In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.  Eurodollar Rate Loans.  Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or an integral multiple of $500,000 in excess thereof.  No more than six (6) Revolving Credit Loans that are Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

2.8.  Funds for Revolving Credit Loan.

2.8.1.  Funding Procedures.  Not later than 3:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Revolving Credit Commitment Percentage of any requested Revolving Credit Loans.

2.8.2.  Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the

Administrative Agent on such Drawdown Date the amount of such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9.  Repayment of Revolving Credit Loans.

2.9.1.  Maturity.  The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

2.9.2.  Mandatory Repayments of the Revolving Credit Loans.  If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Revolving Credit Commitment at such time, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application:  first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §5.2(b) and (c).  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to such Lender’s funded share of the Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

2.9.3.  Optional Repayments of the Revolving Credit Loans.  The Borrowers shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this §2.9.3 may be made only on the last day of the Interest Period relating thereto.  The Borrowers shall give the Administrative Agent (a) no later than 1:00 p.m. (Boston time), prior written notice on the date of any proposed prepayment pursuant to this §2.9.3 of Base Rate Loans, and (b) no later than 1:00 p.m. (Boston time), two (2) Eurodollar Business Days prior written notice of any proposed prepayment pursuant to this §2.9.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

2.9.4.  Application of Payments Prior to an Event of Default.  Prior to the occurrence of an Event of Default, if, and solely to the extent that, after giving effect to the prepayment of any Base Rate Loans then outstanding, any prepayment required to be made pursuant to §§4.1 and 4.2 would require the Borrowers to compensate any Lender pursuant to §6.9 with respect to any breakage costs associated with Eurodollar Rate Loans, the Borrowers may at their option deposit in their Concentration Account on the date of prepayment required under §§4.1 or 4.2, as applicable, cash in an amount equal to the aggregate amount of the Eurodollar Rate Loans otherwise required to be prepaid on such date.  On the last day of each Interest Period applicable to any such Eurodollar Rate Loans, the Borrowers shall withdraw and pay in immediately available funds to the Administrative Agent amounts then held in the Concentration Account and deposited therein pursuant to this §2.9.4 sufficient to repay such Eurodollar Rate Loans of each Lender.

3.  [INTENTIONALLY OMITTED].

4.  MANDATORY REPAYMENT OF REVOLVING CREDIT LOANS.

In addition to payments in respect of Revolving Credit Loans pursuant to §2.9, the Revolving Credit Loans shall be repaid as follows:

4.1.  Excess Operating Cash Flow Recapture.  For each fiscal year commencing with the fiscal year ending on or about December 31, 2003, the Borrowers shall prepay the Revolving Credit Loans and shall permanently reduce the Total Revolving Credit Commitment in accordance with §4.3, in an aggregate amount equal to (i) the Applicable Percentage multiplied by (ii) the amount (if any) by which the sum of cash (excluding (A) cash in transit, (B) change funds not to exceed $10,000 per Restaurant, (C) cash in an amount equal to all checks written by the Borrowers and outstanding at the end of such fiscal year, and (D) cash in payroll bank accounts of the Borrowers) and Cash Equivalents on the audited consolidated balance sheet of the Borrowers and their Subsidiaries for such fiscal year exceeds $2,000,000.  Any prepayment of the Revolving Credit Loans required to be made pursuant to this §4.1 shall be due no later than one hundred and twenty (120) days after the end of each applicable fiscal year and shall be applied to prepay the Revolving Credit Loans in the manner set forth in §4.3.

4.2.  Proceeds of Certain Events.  Concurrently with the receipt by any of the Borrowers or any of their Subsidiaries of:

(a)                                  subject to the reinvestment provisions of §10.5.2, Net Cash Sale Proceeds in excess of $500,000 per annum from Asset Sales (other than proceeds from the sale, lease, license or other disposition of assets in the ordinary course of business consistent with past practices);

(b)                                 Net Cash Equity Issuance Proceeds from an Equity Issuance by the Parent, the Borrowers or any of their Subsidiaries (other than amounts not to exceed $500,000 in the aggregate after the date hereof arising from (i) any such sale or issuance to its existing shareholders other than in connection with a public offering of the equity securities of any Borrower and (ii) the sale or issuance to any employee or director of such Borrower or such Subsidiary pursuant to any stock option plan or compensatory arrangement approved by the board of directors of such Person in the ordinary course of business and consistent with past practices);

(c)                                  proceeds relating to (i) Casualty Events, less reasonable expenses relating to such Casualty Events, which have not been reinvested in the Borrowers’ business within two hundred and seventy (270) days of receipt of such proceeds subject to §9.7.2, provided that, if (A) within such 270-day period after the earlier to occur of receipt of such proceeds by the Borrowers or receipt of such proceeds by the Administrative Agent, the

Borrowers enter into an agreement (which may be a purchase order) pursuant to which such reinvestment shall be made, a copy of which shall be provided to the Administrative Agent, and (B) within four hundred five (405) days following receipt of such proceeds by the Borrowers or the Administrative Agent, the Borrowers shall have completed, or shall have made significant progress toward completion of, such reinvestment of such proceeds, then the Borrowers shall not be required to prepay the Revolving Credit Loans in accordance with §4.3 but shall in any event comply with §4.4 (provided, however, if a Default or Event of Default has occurred and is continuing, such proceeds shall be immediately paid to the Administrative Agent), and (ii) any tax refund with respect to any taxable year; or

(d)                                 Net Cash Debt Proceeds from an issuance by the Parent, the Borrowers or any of their Subsidiaries of Subordinated Debt;

then the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such proceeds, to be applied in the manner set forth in §4.3 or, if applicable, §4.4.

4.3.  Application of Payments.  All mandatory prepayments pursuant to §4.1 or §4.2 shall be applied to the principal of the outstanding Revolving Credit Loans for application in accordance with the provisions of §2.9.2 and concurrently with such prepayment, to reduce permanently the Total Revolving Credit Commitment in an amount equal to such prepayment.  In the event that at the time of such mandatory prepayment event, there are no outstanding Revolving Credit Loans, the Total Revolving Credit Commitment shall be permanently reduced by the amount that would otherwise have been prepaid pursuant to §§4.1 and 4.2 had Revolving Credit Loans been outstanding.  Any prepayment of principal of the Revolving Credit Loans shall include all interest accrued to the date of such prepayment.

4.4.  Delivery of Proceeds.  The Borrowers shall deliver to the Administrative Agent, promptly upon receipt thereof, all Net Cash Sale Proceeds or proceeds relating to Casualty Events that may have to be applied to prepay the Revolving Credit Loans if not reinvested as permitted in §4.2(a) and (b), to be held as Collateral pending reinvestment in accordance with such §§4.2(a) and (b).  Upon the Borrowers’ request, any cash amounts delivered to the Administrative Agent to be held as Collateral under this §4.4 may be applied to repay Revolving Credit Loans.

5.  LETTERS OF CREDIT.

5.1.  Letter of Credit Commitments.

5.1.1.  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §5.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of a Borrower one or more standby or documentary letters of credit

(individually, a “Letter of Credit”), in such form as may be requested from time to time by such Borrower and agreed to by the Administrative Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Revolving Credit Commitment at such time.  Notwithstanding the foregoing, the Administrative Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of a Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case such Borrower demonstrates to the satisfaction of the Administrative Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by such Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of such Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by such Borrower or such Subsidiary.

5.1.2.  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Administrative Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

5.1.3.  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the earlier of (x) one (1) year from the date of issuance, extension or renewal thereof, or (y) the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to either (i) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

5.1.4.  Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Revolving Credit Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §5.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

5.1.5.  Participations of Lenders.  Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §5.2 in an amount equal to such payment.  Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.

5.2.  Reimbursement Obligation of the Borrowers.  In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

(a)                                  except as otherwise expressly provided in §5.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit,

(b)                                 upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

(c)                                  upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrowers under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in §6.10 for overdue principal on the Revolving Credit Loans.

5.3.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers within a reasonable amount of time of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrowers fail to reimburse the Administrative Agent as provided in §5.2 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360.  The responsibility of the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

5.4.  Obligations Absolute.  The Borrowers’ obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit.  Each of the Borrowers further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations

under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee.  The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  Each of the Borrowers agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrowers.

5.5.  Reliance by Issuer.  To the extent not inconsistent with §5.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

5.6.  Letter of Credit Fee.  With respect to each Letter of Credit issued hereunder, the Borrowers shall pay to the Administrative Agent a fee (each a “Letter of Credit Fee”) for each Letter of Credit issued or renewed by the Administrative Agent at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Rate Loans, on the Maximum Drawing Amount of such Letter of Credit for the period such Letter of Credit is outstanding.  The Administrative Agent shall, in turn, remit to each Lender such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Fee.  In addition, the Borrowers shall pay the Administrative Agent, for its own account, a Fronting Fee (the “Fronting Fee”) equal to one-quarter of one percent (0.250%) per annum on the Maximum Drawing Amount of such Letter of Credit for the period such Letter of Credit is outstanding.  The Letter of Credit Fee and the Fronting Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ending.  In respect of each Letter of Credit, the Borrowers shall also pay to the Administrative Agent, for its own account, at such time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5.7.  Existing Letters of Credit.  The Borrowers and the Lenders each agree that (a) any letter of credit which has been previously issued by Fleet under the Existing Credit Agreement (the “Existing Letters of Credit”) for the account of a Borrower or any Subsidiary of a Borrower, shall be deemed a Letter of Credit issued under and governed by this Credit Agreement, (b) this Credit Agreement supercedes any and all prior agreements between the Borrowers or any of their Subsidiaries and Fleet with respect to the Existing Letters of Credit, and (c) all Existing Letters of Credit, from and after the Closing Date, shall be subject to and governed by the terms of this Credit Agreement.

6.  CERTAIN GENERAL PROVISIONS.

6.1.  Fees.  The Borrowers jointly and severally agree to pay all fees described in the Fee Letter in the amounts and at the times and otherwise in accordance with the terms specified therein.

6.2.  Funds for Payments.

6.2.1.  Payments to Administrative Agent.  All payments of principal, interest, Reimbursement Obligations, the Commitment Fee, the Letter of Credit Fees and the Fronting Fees and any other amounts due hereunder or under any of the other Loan Documents (except as otherwise provided in such Loan Documents) shall be made on the due date thereof to the Administrative Agent in Dollars at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

6.2.2.  No Offset, etc.  All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than any such deductions or withholdings which the Borrowers are compelled by law to make on or with respect to, or measured by, the income of the Administrative Agent, any Lender, any assignee or any participant, including without limitation, franchise taxes imposed on or with respect to, or measured by, net income of such Person, in each case by any jurisdiction, subdivision thereof or taxing or other Governmental Authority therein in which the Administrative Agent, such Lender, such assignee or such participant is organized, has its principal place of business, maintains a lending office or is otherwise subject to tax) and other deductions, or withholdings which the Borrowers are compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers.  The Borrowers will deliver promptly to the Administrative Agent certificates or other evidence reasonably acceptable to the Administrative Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

6.2.3.  Non-U.S. Lenders.  If any Lender, any transferee or the Administrative Agent is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”), such Lender, transferee or the Administrative Agent hereby agrees that, if and to the extent that it is legally able to do so, it shall, prior to the date of the first payment by the Borrowers hereunder to be made to such Lender or the Administrative Agent or for such Non-U.S. Lender’s or the Administrative Agent’s account, deliver to the Borrowers and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms to establish exemption from withholding of US taxes).  Each Lender or the  Administrative Agent agrees that it shall, to the extent any form previously delivered by it pursuant to this section is no longer effective, and in any case promptly upon the Borrowers’ or the Administrative Agent’s reasonable request therefor, deliver to the  Borrowers and the Administrative Agent, as applicable, if and to the extent it is legally able to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

6.2.4.  Exclusion.  The Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender pursuant to §6.2.3 or §6.6 hereof in respect of any United States federal withholding tax if and to the extent that (i) the obligation to withhold amounts with respect to such United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Credit Agreement or, with respect to a different lending office designated by such Non-U.S. Lender as its applicable lending office (a “New Lending Office”), the date such Non-U.S. Lender designated such New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers, provided, however, this clause (i) shall not apply to the extent that the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii)  the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to deliver the forms specified in §6.2.3.

6.3.  Computations.  All computations of interest on the Revolving Credit Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

6.4.  Inability to Determine Eurodollar Rate.  In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period or (b) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurodollar Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders.  In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrowers and the Lenders.

6.5.  Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (a) the commitment of such Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender’s Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law.  The Borrowers hereby jointly and severally agree promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §6.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

6.6.  Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                  subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Revolving Credit Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)                                 materially change the basis of taxation (except for changes in taxes based on or measured by net income or profits) of payments to any Lender of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c)                                  impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Lender’s Revolving Credit Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Lender’s Revolving Credit Commitment forms a part, and the result of any of the foregoing is

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Lender’s Revolving Credit Commitment or any Letter of Credit, or

(ii)                                  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Revolving Credit Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

(iii)                               to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

6.7.  Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount reasonably deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrowers of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowersjointly and severally agree to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §6.8 hereof.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

6.8.  Certificate; Replacement of Lenders.  (a)                                      A certificate setting forth any additional amounts payable pursuant to §§6.6 or 6.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

(b)                                 Each Lender agrees that, upon the occurrence of any event giving rise to the operation of §§6.2.2, 6.6 or 6.7 with respect to such Lender, it will, if requested in writing by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this §6.8 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender or the Administrative Agent pursuant to §§6.2.2, 6.6 or 6.7.

(c)                                  Upon receipt by the Borrowers from any Lender (an “Affected Lender”) of a claim under §§6.2.2, 6.6 or 6.7, the Borrowers may:

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(i)                                     request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Revolving Credit Loans and Revolving Credit Commitment, as applicable, provided that no Lender shall be required to accede to any such request; or

(ii)                                  replace such Affected Lender with another Lender; provided that (A) such other Lender agrees to be the replacement Lender, (B) such replacement does not conflict with any requirement of law, (C) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (D) the Borrowers shall repay, or the replacement Lender shall purchase, at the full principal or face amount of all Revolving Credit Loans, accrued interest, fees and other amounts owing to such replaced Lender prior to the date of replacement, (E) the Borrowers shall be liable to such replaced Lender in accordance with §6.9 with respect to any prepayment or purchase of Eurodollar Rate Loans, (F) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of §16 (provided that the Borrowers or the replacement Lender shall be obligated to pay the registration and processing fee) and (H) the Borrowers shall pay all additional amounts (if any) required pursuant to §§6.2.2, 6.6 or 6.7, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.

6.9.  Indemnity.  The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) a Loan Request, or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

6.10.  Interest After Default.

6.10.1.  Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest which would otherwise be applicable thereto (or, if no rate of interest is then applicable thereto, two percent (2%) above the rate of interest which would be applicable to any Base Rate Loans) until such amount shall be paid in full (after as well as before judgment).

6.10.2.  Amounts Not Overdue.  During the continuance of a Default or an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to §17.12, bear interest at a rate per annum equal to the rate of interest applicable to overdue principal pursuant to §6.10.1.

6.10.3.  Letters of Credit.  The Unpaid Reimbursement Obligations and (to the extent permitted by law) unpaid interest thereon (as provided in this sentence) shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans then in effect plus two percent (2%) per annum until such amount shall be paid in full (after as well as before judgment).

6.11.  Transitional Arrangements.  All interest, Fees (as defined in the Existing Credit Agreement) and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement shall be paid on the date on which interest, Fees and expenses of such type are to be paid under this Credit Agreement.

6.12.  Concerning Joint and Several Liability of the Borrowers.

Notwithstanding anything to the contrary contained in §§10.3, 10.5.2(c), 10.5.3(d) or 16.8:

(a)                                  Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Administrative Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)                                 Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §6.12), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each of the Borrowers under the provisions of this §6.12 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e)                                  Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Revolving Credit Loans made under this Credit Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents.  Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation.  Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the

Obligations, including, without limitation, the failure to protect or preserve any rights which the Administrative Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Administrative Agent’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein).  If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this §6.12, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this §6.12, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this §6.12 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this §6.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders.  Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from each of the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of each of the other Borrowers and that each such Borrower will look to each of the other Borrowers and not to the Administrative Agent or any Lender in order for such Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.

(f)                                    The provisions of this §6.12 are made for the benefit of the Lenders and the Administrative Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Administrative Agent or such successor or assign first to marshall any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this §6.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or the Administrative Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §6.12 will forthwith be reinstated in effect, as though such payment had not been made.

(g)                                 Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h)                                 Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

7.  COLLATERAL SECURITY AND PARENT GUARANTY.

7.1.  Security of Borrowers.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrowers and their Subsidiaries, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrowers are party.

7.2.  Parent Guaranty and Parent Pledge Agreement.  The Obligations shall also be guaranteed pursuant to the terms of the Parent Guaranty.  The obligations of the Parent under the Parent Guaranty shall be in turn secured by a perfected first priority security interest and pledge in all of the Equity Interests of MSAC, whether now owned or hereafter acquired, pursuant to the terms of the Parent Pledge Agreement.

8.  REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Lenders and the Administrative Agent as follows:

8.1.  Corporate Authority.

8.1.1.  Incorporation; Good Standing.  Each of the Parent, the Borrowers and their Subsidiaries (a) is a corporation, limited partnership or limited liability company as shown on Schedule 8.19, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite powers to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

8.1.2.  Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Parent, the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, limited partnership or limited liability company authority, as applicable, of such Person, (b) have been duly authorized by all necessary entity proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Parent, any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to, or any agreement or other instrument binding upon, the Parent, any of the Borrowers or any of their Subsidiaries, except for any such breach or contravention which could not reasonably be expected to have a Material Adverse Effect and (d) do not conflict with any provision of the Governing Documents of the Parent, any of the Borrowers or any of their Subsidiaries.

8.1.3.  Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Parent, any of the Borrowers or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2.  Governmental Approvals.  The execution, delivery and performance by the Parent, the Borrowers and their Subsidiaries of this Credit Agreement and the other Loan Documents to which the Parent, the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained and other than those as to which the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect.

8.3.  Title to Properties; Leases.  Attached as Schedule 8.3 hereto, as such Schedule 8.3 may be updated from time to time in accordance with the provisions of §9.5.6, is a complete and accurate list of Real Estate owned or leased by the Borrowers.  The Borrowers and their Subsidiaries own or lease all of the assets reflected in the Audited Financials as of the Balance Sheet Date or acquired since that date, subject to no Liens or other rights of others, except Permitted Liens.

8.4.  Financial Statements and Projections.

8.4.1.  Fiscal Year; Fiscal Quarters.  Each of the Parent, the Borrowers and their Subsidiaries has a fiscal year which ends on the Saturday closest to December 31 of each calendar year.  The fiscal quarters of the Borrowers and their Subsidiaries end on the Saturday closest to March 31, June 30, September 30 and December 31 of each calendar year.

8.4.2.  Financial Statements.  There has been furnished to each of the Lenders the Audited Financials.  To the best of the Borrowers’ knowledge, except as set forth on Schedule 8.4.2 hereto, the Audited Financials have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the dates thereof and the result of operations for the fiscal period then ended.

8.4.3.  Pro Forma Balance Sheet and Projections.  The Borrowers have delivered to the Administrative Agent a consolidated pro forma balance sheet as of October 25, 2003 reflecting the borrowings hereunder on the Closing Date (the “Pro Forma Balance Sheet”), which Pro Forma Balance Sheet has been prepared in good faith on the basis of the assumptions stated

therein.  The projections of the annual operating budgets of the Borrowers and their Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2003 to 2008 fiscal years, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  To the knowledge of the Borrowers or any of their Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers of the results of operations and other information projected therein.  There are no contingent liabilities of the Borrowers or their Subsidiaries as of the Closing Date involving material amounts, known to the officers of the Borrowers, which are not disclosed in the Pro Forma Balance Sheet.

8.5.  No Material Adverse Changes, etc.  Since the Balance Sheet Date, to the knowledge of the Borrowers, there has been no event or occurrence which has had a material adverse effect on the Borrowers and their Subsidiaries taken as a whole.

8.6.  Franchises, Patents, Copyrights, Liquor Management Agreements, etc.  Except as set forth on Schedule 8.6(a) hereto, the Borrowers and each of their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses (including liquor licenses) and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.  Schedule 8.6(b) hereto sets forth a list of all Liquor Management Agreements.

8.7.  Litigation.  Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or, to the knowledge of the Borrowers, investigations of any kind pending or, to the knowledge of the Borrowers, threatened against any of the Parent, the Borrowers or any of their Subsidiaries, that (a) if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect, or (b) question the validity of this Credit Agreement or any of the other Loan Documents, the Convertible Preferred Stock Documents, the Subordinated Debt Documents (if any), or the Equity Documents or any action taken or to be taken pursuant hereto or thereto.

8.8.  Material Contracts; No Materially Adverse Contracts, etc.  Except as set forth on Schedule 8.8 hereto, none of the Parent, the Borrowers or any of their Subsidiaries are party to, or after giving effect to the Acquisition are obligated under, any Material Contracts.  None of the Borrowers nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of the Borrowers nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrowers’ officers, to have any Material Adverse Effect.

8.9.  Compliance with Other Instruments, Laws, etc.  None of the Borrowers nor any of their Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.  Any and all approvals by any federal, state or local liquor authority necessary for the continued operation of any Restaurant with full liquor service have been received and remain in full force and effect or alternative arrangements (including execution of Liquor Management Agreements) which are satisfactory to the Administrative Agent have been made in order to permit such continued operation, except where the failure thereof would not have a Material Adverse Effect.

8.10.  Tax Status.  The Borrowers and their Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction other than claims being contested in good faith by appropriate proceedings for which no Lien has been imposed (other than Permitted Liens) and for which adequate reserves have been set aside in accordance with GAAP.

8.11.  No Event of Default.  No Default or Event of Default has occurred and is continuing.

8.12.  Holding Company and Investment Company Acts.  None of the Parent, the Borrowers or any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.13.  Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of any of the Parent, the Borrowers or any of their Subsidiaries or any rights relating thereto, including assets acquired as part of the Acquisition and rights relating to such assets.

8.14.  Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made or will be made, and all other actions have been taken or will be taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

8.15.  Certain Transactions.  Except for the Management Agreements and the other transactions listed on Schedule 8.15 and arm’s length transactions pursuant to which a Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers, any of their Subsidiaries or any Sponsor or any Affiliate of a Borrower, any Subsidiary of a Borrower or any Sponsor is presently a party to any transaction with any of the Borrowers or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.16.  Employee Benefit Plans.

8.16.1.  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

8.16.2.  Terminability of Welfare Plans.  Except as set forth on Schedule 8.16 hereto, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.  The Borrowers may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

8.16.3.  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and none of the Borrowers nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

8.16.4.  Multiemployer Plans.  None of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  None of the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

8.17.  Use of Proceeds.

8.17.1.  General.  On the Closing Date, proceeds of the Revolving Credit Loans shall be used to convert and/or continue the Existing Loans and to pay the fees and expenses associated with such refinancing. After the Closing Date, all future Revolving Credit Loans shall be used for the acquisition and/or construction of new Restaurants and to upgrade existing Restaurants, in each case in accordance with the terms hereof, and for working capital and general corporate purposes.  The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.

8.17.2.  Regulations U and X.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.17.3.  Ineligible Securities.  No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.18.  Environmental Compliance.  Except as set forth on Schedule 8.18 hereto:

(a)                                  none of the Borrowers, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would reasonably be expected to have a material adverse effect on the environment or a Material Adverse Effect;

(b)                                 none of the Borrowers nor any of their Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, where such circumstances would reasonably be expected to have a Material Adverse Effect; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, where such circumstances would reasonably be expected to have a Material Adverse Effect; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances where such circumstances would reasonably be expected to have a Material Adverse Effect;

(c)                                  except as could not reasonably be expected to result in a Material Adverse Effect, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and to the best of the Borrowers’ knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any of the Borrowers or their Subsidiaries, which releases would reasonably be expected to have a Material Adverse Effect; and (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would reasonably be expected to have a Material Adverse Effect; and

(d)                                 none of the Borrowers and their Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject, as a result of the transactions contemplated hereby, to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

(e)                                  This §8.18 contains the sole representations and warranties of the Borrowers with respect to environmental matters.

8.19.  Subsidiaries, etc.  Schedule 8.19, as such Schedule 8.19 may be updated from time to time in accordance with the provisions of §9.17, sets forth the only Subsidiaries of MSAC, together with information on each of the Borrowers’ jurisdictions of incorporation or organization, the type of organization of each of the Borrowers and their Subsidiaries, the number and class of authorized and issued Equity Interests of the Borrowers and each of their Subsidiaries and the owners of all such issued Equity Interests.  Except as set forth on Schedule 8.19 hereto, none of the Borrowers nor any of their Subsidiaries is engaged in any joint venture or partnership with any other Person.

8.20.  Bank Accounts.  Schedule 8.20, as such Schedule 8.20 may be updated from time to time in accordance with the provisions of §9.5.5, sets forth the account numbers and location of all bank accounts of each Borrower and its Subsidiaries.

8.21.  Subordinated Debt Documents; Equity Documents; Convertible Preferred Stock Documents.

(a)                                  In the event that the Borrowers incur Subordinated Debt pursuant to §10.1(c), the Borrowers shall have furnished to the Administrative Agent true, complete and correct copies of the Subordinated Debt Documents (including schedules, exhibits and annexes thereto).  Such Subordinated Debt Documents shall not subsequently be amended, supplemented or modified except in accordance with §10.14.3, and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.

(b)                                 The Equity Documents previously furnished to the Administrative Agent have not subsequently been amended, supplemented, or modified and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby except for amendments (i) prior to the Closing Date, delivered to the Administrative Agent in accordance with §9.18 of the Existing Credit Agreement and (ii) on or following the Closing Date, delivered to the Administrative Agent in accordance with §9.18 hereof.

(c)                                  The Convertible Preferred Stock Documents previously furnished to the Administrative Agent have not subsequently been amended, supplemented, or modified and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby except for amendments (i) prior to the Closing Date, delivered to the Administrative Agent in accordance with §9.18 of the Existing Credit Agreement and (ii) on or following the Closing Date, delivered to the Administrative Agent in accordance with §9.18 hereof.

8.22.  Solvency.  Both before and after giving effect to the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.  As used herein, “Solvent” shall mean that each of the Borrowers and their Subsidiaries (i) have assets having a fair value in excess of their liabilities, (ii) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become absolute and mature, and (iii) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

8.23.  Restaurants.  Schedule 8.23 sets forth, as of the Closing Date, the names and addresses of each Restaurant and identifies, as of the Closing Date, which of those Restaurants are operated and/or managed under a franchise agreement or restaurant management agreement by any of the Borrowers or any of their Subsidiaries (whether as franchisor and a franchisee, in the case of a franchise agreement).

8.24.  Franchise Agreements.  The Borrowers have delivered to the Administrative Agent true and complete copies of any Franchise Agreements to which any of the Borrowers or any of their Subsidiaries is party.

8.25.  Leases.  Except as set forth on Schedule 8.25 hereto, neither the execution, delivery and performance of this Credit Agreement nor the other Loan Documents, nor any Subordinated Debt Documents (if any), to which any of the Parent, the Borrowers or any of their Subsidiaries is a party, including the pledge by the Parent and the Borrowers of all of the issued and outstanding Equity Interests of the Borrowers and the exercise by the Administrative Agent of its rights to take possession of, or otherwise control, such Equity Interests, will create a default under any Real Estate Lease under which any of the Borrowers or any of their Subsidiaries is presently a lessee or sublessee, which is likely to have a Material Adverse Effect.

8.26.  Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by the Borrower or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading.  There is no fact known to the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

9.  AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

9.1.  Punctual Payment.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2.  Maintenance of Office.  Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain its chief executive office at the location identified in the Perfection Certificate delivered by it pursuant to the Security Agreement, or at such other place in the United States of America as such Person shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Person in respect of the Loan Documents to which such Person is a party may be given or made.

9.3.  Records and Accounts.  Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which complete, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers or other independent certified public accountants reasonably satisfactory to the Required Lenders as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Administrative Agent.

9.4.  Financial Statements, Certificates and Information.  The Borrowers will deliver to each of the Lenders:

(a)                                  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of any of the Borrowers or any of their Subsidiaries to continue as going concerns, by PricewaterhouseCoopers or by other independent certified public accountants reasonably satisfactory to the Required Lenders, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers, (i) copies of the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of the Borrowers’ fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year and the comparisons to projections for such period, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and footnote information required by GAAP), together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments and footnote information required by GAAP); and (ii) statements of sales and statements of net earnings before interest, taxes, depreciation and amortization expense, on a summarized Restaurant-by-Restaurant basis, for each Restaurant operated by any of the Borrowers or their Subsidiaries, setting forth in each case in comparative form the statements for the corresponding period or periods of the prior fiscal year and a comparison to the projections for such period, such statements to be in a form satisfactory to the Required Lenders;

(c)                                  as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrowers, unaudited monthly consolidated financial statements of the Borrowers and their Subsidiaries for such month and the portion of the Borrowers’ fiscal year then ending, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year and the comparisons to projections for such period, prepared in accordance with GAAP (subject to year-end adjustments and footnote information required by GAAP), together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents in all material respects the financial condition of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments and footnote information required by GAAP), including a list of any new Restaurant locations as required pursuant to §9.14;

(d)                                 simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrowers in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(e)                                  simultaneously with the delivery of the financial statements referred to in subsection (a) above, a statement certified by the principal financial or accounting officer of the Borrowers setting forth in reasonable detail computations of the Consolidated Excess Operating Cash Flow for the fiscal year then ended;

(f)                                    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature furnished to the holders of the Convertible Preferred Stock or filed with the Securities and Exchange Commission or, following an initial public offering of the Parent or any of the Borrowers, sent to the equity holders of the Parent or any of the Borrowers;

(g)                                 within forty-five (45) days after the beginning of each fiscal year of the Borrowers and, if a Default or Event of Default shall have occurred and be continuing, from time to time upon the request of the Administrative Agent, projections and budgets of the Borrowers and their Subsidiaries organized for the next fiscal year on a month-by-month and quarter-by-quarter basis updating those projections delivered to the Lenders and referred to in §8.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §9.4(g);

(h)                                 all information sent to the directors of the Borrowers regarding the opening of new Restaurants;

(i)                                     all notices and other information sent to any holder of the Convertible Preferred Stock in its capacity as such;

(j)                                     all notices and other information sent to any holder of Subordinated Debt in its capacity as such; and

(k)                                  from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request.

9.5.  Notices.

9.5.1.  Defaults.  The Borrowers will notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default promptly upon becoming aware thereof, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Borrowers or any of their Subsidiaries is a party or obligor in excess of $500,000, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

9.5.2.  Environmental Events.  The Borrowers will promptly give notice to the Administrative Agent (a) of any violation of any Environmental Law that the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority where such violation could reasonably be expected to have a Material Adverse Effect, and (b) upon becoming aware of any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.5.3.  Notification of Claim against Collateral.  The Borrowers will, immediately upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any material portion of the Collateral, or the Administrative Agent’s rights with respect to such Collateral, are subject.

9.5.4.  Notice of Litigation and Judgments.  The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or any of their Subsidiaries or to which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or any of their Subsidiaries in an amount in excess of $500,000.

9.5.5.  Notice of Bank Accounts.  The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent in writing of any such Person creating or opening any additional bank accounts simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after the opening of such account.  In such event, upon receipt by the Administrative Agent of such notice, Schedule 8.20 shall be deemed to have been amended to include each such new bank account set forth in such notice.

9.5.6.  Notice of Real Estate.  Without prejudice to §9.13, the Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent in writing of any such Person acquiring any additional (i) leased Real Estate to the extent such Real Estate is leased for a term of five (5) years or longer or such leased Real Estate is for office space where books and records relating to the Borrowers’ business shall be maintained, or (ii) owned Real Estate, simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after such acquisition. In such event, upon receipt by the Administrative Agent of such notice, Schedule 8.3 shall be deemed to have been amended to include each such additional Real Estate set forth in such notice.

9.6.  Legal Existence; Maintenance of Properties.  Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries.  Each of the Borrowers (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

9.7.  Insurance.

9.7.1.  Required Insurance.  Each of the Borrowers will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.  Without limiting the foregoing, (a) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent, (b) all such insurance shall be payable (other than liability insurance, which shall name the Administrative Agent as an additional insured) to the Administrative Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders and the Administrative Agent (c) each such Person will (i) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with flood and earthquake coverages if available at commercially reasonable rates and to the extent that a given property lies within either a flood and/or an earthquake zone, as applicable, and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to one hundred percent (100%) of the full replacement cost of such property, subject to aggregate sublimits for flood and earthquake equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law and (iii) maintain, in amountsand with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; and business interruption insurance.  Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain insurance on the Mortgaged Properties in accordance with the terms of the Mortgages.

9.7.2.  Insurance Proceeds.  The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (i) so long as no Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $2,500,000, be disbursed to the applicable Borrower for reinvestment in such Borrower’s business and (ii) in all other circumstances, be held by the Administrative Agent as cash collateral for the Obligations.  The Administrative Agent may, so long as no Event of Default has occurred and is continuing and the Borrowers are not required to apply such proceeds to prepay the Obligations pursuant to §4.2 or have not elected to reinvest such proceeds pursuant to §§4.2 and 4.4, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Administrative Agent may reasonably prescribe, for direct application by such Borrower solely to the repair or replacement of such Borrower’s property so damaged or destroyed or other reinvestment in the Borrowers’ business; provided that, so long as no Event of Default has occurred and is continuing, the Borrowers shall at all times and in any event have the rights set forth in the last sentence of §4.4.  In the event that such proceeds have not been reinvested in the Borrowers’ business within two hundred seventy (270) days after the earlier to occur of receipt thereof by the Borrowers or receipt thereof by the Administrative Agent, the Administrative Agent shall apply all or any part of such proceeds to the Obligations as provided in §§4.2 and 4.3; provided that, if (A) within such 270-day period after the earlier to occur of receipt of such proceeds by the Borrowers or receipt of such proceeds by the Administrative Agent, the Borrowers enter into an agreement (which may be a purchase order) pursuant to which such reinvestment shall be made, a copy of which shall be provided to the Administrative Agent, and (B) within four hundred five (405) days following receipt of such proceeds by the Borrowers or the Administrative Agent, the Borrowers shall have completed, or shall have made significant progress toward completion of, such reinvestment with such proceeds, then the Borrowers shall not be required to prepay the Revolving Credit Loans pursuant to §§4.2 and 4.3 but shall in any event comply with §4.4.

9.7.3.  Notice of Cancellation.  All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Administrative Agent; provided, however, in the event of cancellation for non-payment of premiums, such policies of insurance shall provided for at least ten (10) days prior written cancellation notice to the Administrative Agent.  In the event of failure by any Borrower to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and charge the amount thereof to such Borrower; provided that the Administrative Agent shall provide prompt notice to the Borrowers of any such action taken by the Administrative Agent.  The Borrowers shall furnish to the Administrative Agent, on an annual basis within thirty (30) days after the end of each fiscal year, certificates of insurance and policies evidencing compliance with the foregoing insurance provisions.

9.8.  Taxes.  The Borrowers will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it, its Real Estate, its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid would by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided, further, that the Borrowers and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, unless such proceedings are stayed at the time of determination.

9.9.  Inspection of Properties and Books, etc.

9.9.1.  General.  No more frequently than once during any fiscal quarter or, if a Default or Event of Default shall have occurred and be continuing, from time to time upon the request of the Administrative Agent or any Lender, each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom unless and to the extent that a confidentiality agreement with an unaffiliated third party to which such Borrower or such Subsidiary is bound would otherwise prohibit such disclosure, in which case such Borrower or such Subsidiary agrees to use commercially reasonable efforts to obtain the consent of such Person to such disclosure), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all upon reasonable prior notice during normal business hours at such reasonable times as the Administrative Agent or any Lender may reasonably request.

9.9.2.  Environmental Assessments.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Borrowers to obtain an environmental assessment or audit reasonable under the circumstances, prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent to evaluate or confirm, (a) whether any Hazardous Materials are present in the soil or water at any Mortgaged Property and (b) whether the use and operation of any Mortgaged Property complies with all Environmental Laws.  Environmental assessments may include without limitation detailed visual inspections of any Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the

Administrative Agent deems appropriate.  The reasonable costs of such environmental assessments shall be paid by the Borrowers.

9.9.3.  Communications with Accountants.  The Borrowers authorize the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrowers’ independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrowers or any of their Subsidiaries to the extent prepared for the Borrowers.  At the reasonable request of the Administrative Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.

9.10.  Compliance with Laws, Contracts, Licenses, and Permits.  Each of the Borrowers will, and will cause each of their Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Subsidiaries may fulfill any of their obligations hereunder or any of the other Loan Documents to which any Borrower or such Subsidiary is a party, the Borrowers will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrowers or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.  Without limiting the foregoing, each of the Borrowers will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Restaurant operated by any of the Borrowers or their Subsidiaries with full liquor service unless the failure to obtain such approvals would not have a Material Adverse Effect.

9.11.  Employee Benefit Plans.  The Borrowers will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

9.12.  Use of Proceeds.  The Borrowers will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely for the purposes set forth in §8.17.1.

9.13.  Additional Mortgaged Property; Notice of Leases.

(a)                                  If, after the Closing Date, any of the Borrowers or any of their Subsidiaries acquires a fee interest in real estate, such Borrower shall, or shall cause such Subsidiary to, deliver forthwith to the Administrative Agent for the benefit of the Lenders and the Administrative Agent a fully executed valid and enforceable first priority mortgage or deed of trust over such acquired real estate free and clear of all defects and encumbrances except for Permitted Liens.

(b)                                 If, after the Closing Date, any of the Borrowers or any of their Subsidiaries intends to lease real estate for a term in excess of five (5) years, or to lease office space where they intend to maintain books and records relating to their businesses, the Borrowers shall use reasonable best efforts to ensure that such lease permits the Administrative Agent to obtain a first priority leasehold mortgage over such leased real estate and to obtain from the landlord a waiver substantially in the form of Exhibit F hereto.  Upon the execution of such lease, the Borrowers or such Subsidiary shall promptly deliver to the Administrative Agent a copy of such lease, and, to the extent permitted by the applicable lease and required by the Administrative Agent, the Borrowers or such Subsidiary shall deliver forthwith to the Administrative Agent for the benefit of the Lenders and the Administrative Agent a fully executed, valid and enforceable first priority leasehold mortgage over such leased real estate, free and clear of all defects and encumbrances except for Permitted Liens.

(c)                                  Each such mortgage, leasehold mortgage or deed of trust referred to in §9.13(a) and (b) shall be substantially in the form of the Mortgages delivered on or about the Closing Date, together with evidences of insurance with the Administrative Agent named as loss payee and additional insured and other documents and certificates with respect to such real estate, (such evidence of insurance and other documents and certificates referred to in this §9.13 as “Real Estate Documentation”) as was required for Real Estate of the Borrowers or any of their Subsidiaries as of the Original Closing Date or as otherwise reasonably required by the Administrative Agent.

(d)                                 If, after the Closing Date, any of the Borrowers or their Subsidiaries leases real estate or any lease of Real Estate is extended or otherwise modified in any respect, the Borrowers shall, or shall cause such Subsidiary to, use reasonable efforts to cause the relevant lessor to execute and deliver a notice of lease (to the extent that a notice of lease is not already recorded in respect of such lease) in form meeting all statutory and recording requirements of the jurisdiction in which the relevant real property is located.

9.14.  Conduct of Business; Restaurants.  The Borrowers will, and will cause each of their Subsidiaries to, continue to engage only in the business of owning, operating and (subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld) managing full-service restaurants which (other than the managed restaurants) operate using the restaurant concepts used by the Borrowers on the Closing Date, and in businesses and activities reasonably related thereto.  The Borrowers shall inform each of the Lenders of any new Restaurant locations simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one (1) month after the opening of a new Restaurant location and the entering into a lease for, or the acquisition of, the premises for a new Restaurant.  The Parent will continue to engage only in the business of owning the Equity Interests of the Borrowers and shall not own any assets other than the Equity Interests of the Borrowers.

9.15.  Interest Rate Protection.  Within thirty (30) days following the Closing Date, the Borrowers will purchase or enter into an interest cap or swap or such other interest rate protection agreements for which the terms and conditions (including the term of the agreements, the amount of Indebtedness for borrowed money which is covered by the interest cap, and the rates thereunder) are satisfactory to the Administrative Agent.

9.16.  Bank Accounts.  The Borrowers will, and will cause each of their Subsidiaries to, cause all cash receipts, checks and cash proceeds of accounts receivable and other Collateral of the Borrowers and their Subsidiaries to be deposited only into (i) depository accounts with financial institutions that have entered into agency account agreements in substantially the form of Exhibit D hereto (such agency account agreements referred to herein as “Agency Account Agreements” and such depository accounts with financial institutions that have entered into such Agency Account Agreements referred to herein as “Agency Accounts”) or (ii) the Concentration Account, in each case as such accounts are identified on Schedule 8.20 hereto.  The Agency Account Agreements shall provide that at any time following the occurrence of a Default or an Event of Default, the Administrative Agent shall be entitled to direct the financial institutions party thereto to cause all funds of the Borrowers and their Subsidiaries held in the Agency Accounts at such financial institutions to be transferred immediately and at any time thereafter to the Agent to be applied to the Obligations or held as Collateral, as the Administrative Agent deems appropriate.  The Borrowers shall cause (A) all cash receipts and checks in excess of $50,000 at each Restaurant to be deposited into an Agency Account or a Concentration Account, on at least two (2) separate Business Days during each week (a “week”, for the purposes of this §9.16, being deemed to begin at the beginning of each Monday and end at the end of the following Friday) and (B) all funds in each Agency Account or any other account of the Borrowers or any of their Subsidiaries in excess of $35,000 (or, to the extent that more than one Restaurant makes deposits to one Agency Account, the sum of $35,000 multiplied by the number of Restaurants making deposits into such Agency Account) to be deposited in the Concentration Account on a daily basis on each Business Day.  The Borrowers shall at all times maintain a Concentration Account with a financial institution that has entered into an Agency Account Agreement with the Administrative Agent and the Borrowers that is in all respects satisfactory to the Administrative Agent.

9.17.  Additional Subsidiaries.  In the event that, after the date hereof, any of the Borrowers or any of their Subsidiaries creates any new Subsidiary or acquires a new Subsidiary in accordance with §10.5.3, (a) such new Subsidiary shall, concurrently with such event or as soon as practicable thereafter, execute and deliver to the Administrative Agent an instrument of joinder and accession, in form and substance satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall join the Credit Agreement as a Borrower and the Security Documents as a grantor of security thereunder as if such new Subsidiary was an original signatory hereto and thereto, and (b) the Borrowers and/or such new Subsidiary (as the case may be) shall deliver such other instruments and documents, including without limitation allonges to the Notes in form and substance satisfactory to the Administrative Agent, Perfection Certificates, Uniform Commercial Code financing statements and stock or other certificates representing all of the issued and outstanding Equity Interests of such new domestic Subsidiary and sixty-five percent (65%) of non-U.S. Subsidiaries, with accompanying stock powers or other instruments of transfer duly executed in blank, in each case required to be executed or delivered pursuant to such Security Documents in order to grant to or maintain the Administrative Agent’s first priority perfected security interest in and to the assets of and the Equity Interests issued by such new Subsidiaries.  Further, contemporaneously with the formation or acquisition of such new Subsidiary, the Borrowers and/or such new Subsidiary shall execute and/or deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in furtherance of the intent of this §9.17, including without limitation an updated Schedule 8.19 hereto and documentation of the type required to be supplied by the Borrowers and their Subsidiaries as a condition precedent to the initial Revolving Credit Loans made hereunder pursuant to §12, as applicable to such new Subsidiary or acquisition permitted pursuant to §10.5.3.

9.18.  Amendments to Documents.  The Borrowers will promptly furnish to the Administrative Agent any amendment, supplement or modification to any of the Convertible Preferred Stock Documents, the Acquisition Documents, the Equity Documents, the Management Agreements or the Subordinated Debt Documents executed or delivered following the Closing Date, as such documents may amended or modified pursuant to §10.14.

9.19.  Further Assurances.  The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.20.  Post-Closing Delivery Requirements.  (a)                                No later than thirty (30) days after the Closing Date, the Borrowers shall have delivered to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, of the dissolution of McCormick & Schmick Acquisition II Texas, Inc., a Texas corporation (“McCormick Texas”).  Prior to such date of dissolution, the Borrowers shall not permit McCormick Texas to own any assets.

(b)                                 The Borrowers will use their commercially reasonable efforts to execute and deliver to the Administrative Agent, in form reasonably acceptable to the Administrative Agent, no later than forty-five (45) days after the Closing Date, leasehold mortgages or leasehold deeds of trust for the following locations:  (i) 623 Brookwood Village, Birmingham, Alabama; (ii) 170 South Market Street, San Jose, California and (iii)  The Mall at Millenia, Space A-146, Orlando, Florida.

(c)                                  The Borrowers will use their commercially reasonable efforts to deliver to the Administrative Agent, in form reasonably acceptable to the Administrative Agent, no later than forty-five (45) days after the Closing Date, landlord consents and/or lien waivers, as applicable, for the following leased locations:  (i) 623 Brookwood Village, Birmingham, Alabama; (ii) 8100 East Union Avenue, Suite R101, Denver, CO (iii) 1006 Harborplace, 201 East Pratt Street, Baltimore, MD, (iv) Riverside Square Mall, 274 Riverside Square, Hackensack, NJ, (v) 11 Dorrance Street, Providence, RI, (vi) 401 Congress Avenue, Austin, TX and (vii) 307 North Park Center, Dallas, TX.

10.  CERTAIN NEGATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

10.1.  Restrictions on Indebtedness.  None of the Borrowers will, nor will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                  Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)                                  Subordinated Debt; provided that (i) the aggregate principal amount of such Subordinated Debt plus the aggregate principal amount of Subordinated Debt incurred by the Parent shall not exceed $10,000,000 at any time and (ii) prior to the incurrence of any such Subordinated Debt, the Borrowers shall have demonstrated pro forma compliance with the covenants set forth in §§11.1 and 11.2 (using Consolidated EBITDA or Consolidated EBITDAR, as the case may be) for the Reference Period most recently ended and projected compliance with all covenants hereunder for the four (4) fiscal quarters following the incurrence of such Subordinated Debt; and provided, further, such Subordinated Debt (i) shall be expressly subordinated and made junior to the payment and performance in full of the Obligations on terms which are reasonably satisfactory in all respects to the Required Lenders, (ii) shall not contain terms requiring the payment of cash interest more frequently than quarterly, (iii) shall bear cash interest at a rate per annum not greater than 13%, and any interest which accrues at a per annum rate in excess of 13% is only required to be paid in kind prior to the Maturity Date, (iv) shall have a final maturity not earlier than one (1) year following the Maturity Date, and (v) shall otherwise contain terms and provisions reasonably satisfactory to the Required Lenders;

(d)                                 Indebtedness incurred in connection with the acquisition after the Original Closing Date of any real or personal property by such Borrower or such Subsidiary or under any Capitalized Lease, and any refinancings, renewals and replacements thereof which contain terms no more onerous to the Borrowers than the Indebtedness so refinanced, renewed or replaced, provided that the aggregate principal amount of such Indebtedness (including any such Indebtedness outstanding on the Original Closing Date) of all of the Borrowers and their Subsidiaries shall not exceed the aggregate amount of $3,000,000 at any one time;

(e)                                  Indebtedness in respect of interest rate agreements, swaps or similar arrangements entered into pursuant to §9.15 to protect the Borrowers from changes in interest rates;

(f)                                    Indebtedness not otherwise permitted by this §10.1 existing on the Original Closing Date and listed and described on Schedule 10.1 hereto and any refinancings thereof not to exceed such original principal amount and on terms and conditions substantially similar thereto; and

(g)                                 Indebtedness of a Subsidiary of a Borrower owing to such Borrower and Indebtedness of one Borrower owing to another Borrower; provided that all such intercompany Indebtedness permitted by this §10.1(g), and all instruments (if any) evidencing any thereof, shall be pledged and delivered to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, as security for the Obligations pursuant to the provisions of the applicable Security Documents, and the Administrative Agent shall have a first priority perfected lien and security interest therein; and provided further that all such intercompany Indebtedness shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(h)                                 guarantees by a Borrower or a Subsidiary of a Borrower of Indebtedness otherwise permitted under this §10.1;

(i)                                     Indebtedness consisting of contingent obligations of any Borrower or any of its Subsidiaries to repurchase or otherwise redeem Equity Interests of MS LLC from former employees of MS LLC, a Borrower or any of their Subsidiaries pursuant to the terms of the Equity Documents or other employee compensation plans of the Borrowers and their Subsidiaries and matured obligations to repurchase or otherwise redeem such stock to the extent such repurchase or redemption is permitted under §10.4(d); and

(j)                                   other unsecured Indebtedness not otherwise permitted hereunder in an aggregate principal amount of $1,000,000, provided that no Default or Event of Default has occurred and is continuing at the time of the incurrence of such unsecured Indebtedness or would result after giving effect thereto.

10.2.  Restrictions on Liens.

10.2.1.  Permitted Liens.  None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned, leased or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist any claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)                                     Liens to secure claims in respect of taxes, assessments and other government charges in respect of obligations not overdue or which are being contested in good faith or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP;

(ii)                                  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, statutory obligations, insurance contracts, performance bonds issued in the ordinary course of business and other similar obligations;

(iii)                               Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been set aside in accordance with GAAP;

(iv)                              Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence in respect of obligations not overdue or which are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP;

(v)                                 encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens, liens that would be disclosed by an accurate survey, and other minor Liens, provided that none of such Liens (A) interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vi)                              Liens existing on the Original Closing Date and listed on Schedule 10.2 hereto;

(vii)                           purchase money security interests in or purchase money mortgages on real or personal property acquired (in the case of purchase money security interests) or leased (in the case of Capitalized Leases) to secure purchase money Indebtedness or Capitalized Leases of the type and amount permitted by §10.1(d), incurred in connection with the acquisition or lease of such property, which security interests or mortgages cover only the real or personal property so acquired or leased;

(viii)                        Liens on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto;

(ix)                                Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents and any Interest Rate Agreements;

(x)                                   Liens which replace Liens otherwise permitted hereunder so long as (i) such replacement Liens do not secure Indebtedness in an amount in excess of the amount of the original Indebtedness secured thereby and (ii) such Liens encumber no more than the assets encumbered by the Liens replaced thereby;

(xi)                                claims and demands of the type specified in clause (d) above to the extent such claims or demands are not otherwise permitted pursuant to this §10.2.1 if and to the extent such claims or demands (x) are not matured or due and payable or (y) are being actively contested in good faith and for which adequate reserves have been set aside in accordance with GAAP and; provided that any such claim or demand outstanding for more than ninety (90) days after the date on which it became due and payable does not exceed $2,000,000.

10.2.2.  Restrictions on Negative Pledges and Upstream Limitations. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits such Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of such Borrower to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §10.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business.

10.3.  Restrictions on Investments.  None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                  Cash Equivalents;

(b)                                 [Intentionally Omitted];

(c)                                  [Intentionally Omitted];

(d)                                 Investments existing on the Original Closing Date and listed on Schedule 10.3 hereto;

(e)                                  Investments with respect to Indebtedness permitted by §10.1(g) or (h) so long as such entities remain (i) a Borrower or (ii) a Subsidiary of a Borrower, as the case may be;

(f)                                    Investments consisting of Investments by a Borrower in another Borrower or by a Borrower in any of its Subsidiaries, including Investments effected as a result of the transfer of assets between Borrowers permitted pursuant to §10.5.2(c) and §10.5.3(d);

(g)                                 Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §10.5.2; provided that the aggregate value of such promissory notes received in connection with any such asset disposition shall not exceed fifty percent (50%) of the aggregate value of the proceeds of such asset disposition;

(h)                                 Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(i)                                     securities (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j)                                     Investments consisting of Capitalized Leases permitted hereunder;

(k)                                  Investments consisting of Interest Rate Agreements entered into by any Borrower pursuant to §9.15;

(l)                                     the Investments related to the Santa Rosa Transaction, so long as such Investments are secured by the Santa Rosa Pledge Agreement and any other Investment made by a Borrower in connection with a restaurant management agreement pursuant to §9.14 provided (i) any such other Investment is consented to by the Administrative Agent (such consent not to be unreasonably withheld) and (ii) if requested by the Administrative Agent, the property or assets which are the subject of such Investment are made part of the Collateral subject to the Security Documents; and

(m)                               Investments consisting of performance bonds or advance payment bonds, in each case issued in the ordinary course of business provided, however, that, with the exception of demand deposits referred to in §10.3(b), promissory notes referred to in §10.3(g) evidencing Indebtedness in an amount less than or equal to $50,000, and loans and advances referred to in §10.3(h), such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

10.4.  Restricted Payments.  None of the Borrowers will, nor will permit any of its Subsidiaries to, make any Restricted Payments, other than:

(a)                                Distributions by any Borrower to any other Borrower or by any Subsidiary of a Borrower to such Borrower;

(b)                                 (i) payments by the Borrowers to the Parent to enable the Parent to pay costs and expenses incurred in the ordinary course of business as a holding company, including, without limitation, payment of administrative costs and expenses and (ii) payments in respect of the Management Fees and reimbursement obligations and indemnification obligations arising from activities in the ordinary course of the Borrowers’ business and payable under the Management Agreements, provided that (A) the aggregate amount of all such amounts payable in any fiscal year of the Borrowers under clauses (i) and (ii) of this subparagraph (b) shall not exceed $2,440,000 plus reasonable board fees payable to members of the board of directors of the Parent, the Borrowers or MS LLC who are not part of the management of the Borrowers, the Parent or MS LLC or affiliated with the Sponsors and reasonable out of pocket expenses incurred by members of the board of directors or observers of the Parent, the Borrowers or MS LLC; (B) the annual Management Fees shall be payable in equal quarterly installments, (C) with respect to the payment of Management Fees, no Default or Event of Default then exists or would result after the making of such payment, (D) the Administrative Agent shall have received a Compliance Certificate for the Reference Period most recently ended, (E) the Borrowers shall not pay any Management Fees prior to the commencement of the fiscal quarter to which such Management Fees relate, and (F) notwithstanding clause (A) above, the Borrower may pay Management Fees which were not paid in respect of any prior fiscal quarter so long as (1) no Default or Event of Default then exists or would result after the making of such payment and (2) the Administrative Agent shall have received a Compliance Certificate for the Reference Period most recently ended at least three (3) Business Days prior to the payment of such Management Fees;

(c)                                  payments by the Borrowers to the Parent to permit the Parent to pay federal and state income taxes, franchise taxes and other similar licensing expenses incurred in the ordinary course of business which are owed or payable by the Parent; and

(d)                                 so long as no Event of Default is then continuing, Distributions in an amount not to exceed $500,000 per annum and $2,000,000 in the aggregate during the period from the Closing Date through to the Maturity Date to be used to repurchase or otherwise redeem Equity Interests of MS LLC from former employees of MS LLC, the Borrowers or their Subsidiaries pursuant to the terms of the Equity Documents or other employee compensation plans of MS LLC, the Borrowers and their Subsidiaries; provided that the portion of such Distributions equal to cash payments received by MS LLC, any Borrower or any of their Subsidiaries from the subsequent sale of such repurchased or redeemed capital stock for cash to any employee of MS LLC, the Borrowers and their Subsidiaries at the commencement of such Person’s employment shall not be deemed to be a Distribution for purposes of this §10.4(d); and

(e)                                  Distributions by any Borrower to the Parent solely for the purpose of paying interest on Subordinated Debt incurred by the Parent so long as (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such Distribution, (ii) the Borrowers shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating compliance with the financial covenants set forth in §11 after giving effect to such Distribution, (iii) the aggregate amount of such Distributions, together with any interest paid by the Borrowers on Subordinated Debt incurred by the Borrowers pursuant to §10.1(c), shall not exceed during any fiscal year that amount equal to interest which has accrued on outstanding Subordinated Debt during such year at a per annum rate equal to 13%, and (iv) such Distributions are applied by the Parent solely to pay such interest expense not earlier than the regularly scheduled payment date therefor.

In furtherance of the foregoing, the Borrowers shall not make any Restricted Payments, and the Parent shall not accept any Restricted Payments, if such payments would be used to redeem or prepay any (i) Convertible Preferred Stock or (ii) the principal amount of any Indebtedness of the Parent.

10.5.  Mergers; Disposition of Assets; Acquisitions.

10.5.1.  Mergers.  None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation except (a) the merger or consolidation of one (1) or more Borrowers with and into another Borrower and (b) the merger or consolidation of one (1) or more Subsidiaries of a Borrower with and into a Borrower.

10.5.2.  Disposition of Assets.  None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets (excluding any disposition included in the definition of “Casualty Event”), other than (a) the sale of inventory in the ordinary course of business and the disposition of obsolete assets, (b) the disposition of property as part of a sale and leaseback transaction permitted under §10.6 in the ordinary course of business consistent with past practices, (c) assignments, dispositions or transfers by one Borrower to one or more of the other Borrowers of any rights, property, Indebtedness, business or other asset of the transferring Borrower (whether tangible or intangible and including, without limitation, membership interests and goodwill), together with any liability associated therewith; provided that the Borrowers (i) provide at least thirty (30) days prior written notice to the Administrative Agent (or such lesser period as may be consented to by the Administrative Agent) and (ii) execute and deliver Security Documents and such further instruments, if and to the extent requested by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, and do, or cause to be done, such further acts as may be necessary or proper in the opinion of the Administrative Agent to evidence, continue, preserve and perfect the security for the Obligations provided by the Borrowers, and (d) the sale of up to two (2) Unprofitable Restaurants in any year, provided that the proceeds of such sales of Unprofitable Restaurants are reinvested in new or existing Restaurants within two hundred seventy (270) days thereafter or are used to repay or prepay the Obligations pursuant to §4.2(a); provided, further, that, if (A) within such 270-day period after receipt of such proceeds by the Borrowers, the Borrowers enter into an agreement pursuant to which such reinvestment shall be made, a copy of which shall be provided to the Administrative Agent, and (B) within four hundred five (405) days following receipt of such proceeds by the Borrowers, the Borrowers shall have completed, or shall have made significant progress toward completion of, such reinvestment with such proceeds, then the Borrowers shall not be required to prepay the Revolving Credit Loans pursuant to §§4.2 and 4.3 but shall in any event comply with §4.4.  Nothing in this §10.5.2 is intended to prohibit any Borrower or any of the their Subsidiaries from conditionally agreeing to dispose of any assets subject to the prior approval of the Lenders required by §17.12 if (i) such Borrower or Subsidiary will not be subject to any penalties in connection with such agreement in the event that the Lenders required by §17.12 do not consent to such disposition or (ii) such disposition is contingent upon the prior or simultaneous repayment of all of the Obligations hereunder.  The Administrative Agent may release any Collateral disposed of by any Borrower or any Subsidiary of any Borrower if such disposition is in compliance with this §10.5.2 and otherwise in accordance with the terms hereof.

10.5.3.  Acquisitions.  None of the Borrowers will, nor will permit any of its Subsidiaries to, agree to or effect any asset acquisition or stock acquisition except (a) Growth Capital Expenditures permitted pursuant to §11.4, (b) Maintenance Capital Expenditures incurred in the ordinary course of business to maintain the assets of such Borrower and its Subsidiaries or to insure compliance with applicable laws and regulations, (c) the acquisition of inventory, equipment, furnishings and other similar assets (not including Restaurants or real property) in the ordinary course of business consistent with past practices, (d) acquisitions by a Borrower effected as a result of the transfer of assets or obligations between Borrowers permitted pursuant to §10.5.2(c) and (e) the A&M Acquisition so long as each the following conditions are satisfied at the time of, or prior to, the consummation of the A&M Acquisition:

(i)                                     after giving effect to the A&M Acquisition, the assets comprising such business (as used in this definition, the “Acquired Assets”) shall be owned or leased exclusively by such Transaction Party;

(ii)                                  the Borrowers and their Subsidiaries shall have complied with the requirements of §9.17 hereof;

(iii)                               the Borrowers shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, immediately after giving effect to the A&M Acquisition (including the making of any Revolving Credit Loans required to finance the A&M Acquisition), all covenants (including covenants contained in §11 of this Credit Agreement) contained herein would have been satisfied on a pro forma basis as at the end of and for the most recently ended Reference Period;

(iv)                              no Default or Event of Default is continuing immediately prior to the A&M Acquisition, and no Default or Event of Default would result from the A&M Acquisition;

(v)                                 the Administrative Agent shall have received satisfactory evidence that the business to be acquired has complied with, and, following the consummation of the A&M Acquisition, is in compliance with, in all material respects all applicable laws;

(vi)                              prior to the closing of the A&M Acquisition, the Borrowers have delivered to the Administrative Agent the definitive acquisition documents between the applicable Borrower or one of their Subsidiaries and the applicable selling entities; and

(vii)                           the purchase price (excluding for purposes of this clause (vii), any payments related to (A) net working capital adjustments not in excess of $500,000 or (B) prorations related to lease payments or other expenses) for the new Restaurants being acquired shall not exceed $5,800,000 and conversion and pre-opening costs relating to such new Restaurants shall not exceed $3,000,000 in the aggregate.

10.6.  Sale and Leaseback.  None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower or any of its Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; provided that, so long as no Event of Default has occurred and is continuing, the Borrowers and their Subsidiaries may enter into sale and leaseback transactions with respect to property and equipment in an aggregate amount not to exceed $2,500,000 during the period from the Closing Date through to the Maturity Date; and provided, further, that (a) the terms of the sale as such are comparable to terms which could be obtained in an arms length sale among unaffiliated parties not involving a sale and leaseback transaction, (b) the terms of the lease as such are comparable to terms which could be obtained in an arms length commercial operating lease among unaffiliated parties and (c) the proceeds of such sale and leaseback transaction are applied in accordance with §4.2.

10.7.  Compliance with Environmental Laws.  None of the Borrowers will, nor will permit any of its Subsidiaries to, other than in compliance with all applicable Environmental Laws except where the failure to do so would not result in a Material Adverse Effect (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

10.8.  Employee Benefit Plans.  No Borrower nor any ERISA Affiliate will:

(a)                                  engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any of the Borrowers or any of their Subsidiaries; or

(b)                                 permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)                                  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or any of their Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)                                 amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e)                                  permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities by more than $500,000; or

(f)                                    permit or take any action which would contravene any Applicable Pension Legislation, except to the extent that any such action could not reasonably be expected to have a Material Adverse Effect.

10.9.  Business Activities.  None of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by the Borrowers and their Subsidiaries immediately prior to the Closing Date and operating and (subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld) managing full-service restaurants (including, without limitation, MSRC’s performance of services and its Investment related to the Santa Rosa Transaction) which (other than the managed restaurants) operate using the restaurant concepts used by the Borrowers on the Closing Date, and, in each case, in related businesses.

10.10.  Fiscal Year; Fiscal Quarters.  None of the Borrowers will, nor will permit any of its Subsidiaries to, change the date of the end of its fiscal year or fiscal quarters from those set forth in §8.4.1.

10.11.  Transactions with Affiliates.  None of the Borrowers will, nor will permit any of its Subsidiaries to, engage in any transaction with any Affiliate or Sponsor or any officer, director or employee of an Affiliate or a Sponsor, (other than for services as employees, officers and directors or transactions with other Borrowers or any Subsidiary of the Borrower), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Person has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided that so long as no Default or Event of Default has occurred and is continuing, the foregoing restriction shall not apply to the payment of the Management Fees and other payments to the extent permitted under §10.4(b) and payments to the Parent permitted under §10.4(c).  The Borrowers shall not pay any fees to members of the board of directors other than reasonable fees payable to outside non-affiliated board members of the board of directors who are not part of the management of the Borrowers or affiliated with the Sponsors.

10.12.  Bank Accounts.  None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) establish any bank accounts after the Closing Date other than the Agency Accounts and the Concentration Account without the Administrative Agent’s prior written consent, (b) violate directly or indirectly any Agency Account Agreement or other bank agency or lock box agreement in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent with respect to such account; or (c) deposit into Account No. 3750714986 with Bank of America, N.A., any amounts in excess of amounts necessary to pay current payroll obligations (including payroll taxes) with respect to management by $30,000 or more, (d) deposit into Account No. 3750714973 with Bank of America, N.A., any amounts in excess of amounts necessary to pay current payroll obligations (including payroll taxes) with respect to non-management employees by $20,000, or (e) establish additional payroll accounts following the Closing Date.

10.13.  Franchises.  None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any Franchise Agreement as a franchisor.

10.14.  Restrictions on Amendments to Documents.

10.14.1.  Convertible Preferred Stock Documents; Equity Documents; Management Agreements.  None of the Borrowers will, nor will permit any of its Subsidiaries to amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms of the Convertible Preferred Stock Documents, the Equity Documents or the Management Agreements in any manner which would (i) create a mandatory obligation to make any Distribution or other Restricted Payment thereunder or with respect to any Equity Interests which the Borrowers are not obligated to make on the Closing Date or (ii) increase the amount of, or accelerate the timing of, any Borrower’s obligation to make any Distribution or other Restricted Payment thereunder or with respect to any Equity Interests.

10.14.2.  Acquisition Documents.  None of the Borrowers will, nor will permit any of its Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any material term or condition of any of the Acquisition Documents in any manner which could have an adverse effect on the Lenders without the prior written consent of the Administrative Agent.

10.14.3.  Subordinated Debt.  None of the Borrowers will, nor will permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any Subordinated Debt Documents approved by the Required Lenders pursuant to §10.1(c), or prepay, redeem or repurchase any of the Subordinated Debt.  Notwithstanding the foregoing, the terms of the Subordinated Debt and the Subordinated Debt Documents may be amended, supplemented or otherwise modified (a) solely to conform to amendments made to this Credit Agreement and the other Loan Documents, (b) to waive defaults thereunder or to amend covenants in order to make them less restrictive on the Borrowers or (c) solely to permit the exchange of Subordinated Debt for common stock of the Parent or other Equity Interests of the Parent with similar attributes; provided that a certified copy of such amendment, modification or waiver is promptly delivered to the Administrative Agent and such amendment, modification or waiver is reasonably satisfactory to the Required Lenders.

10.14.4.  Certain Amendments.  Notwithstanding the foregoing and for the avoidance of doubt, the Parent and the Borrowers may (a) amend and restate Parent’s Amended and Restated Certificate of Incorporation in order to (i) conform the definition of “Change in Control” contained therein to the definition of “Change of Control” contained in this Credit Agreement and (ii) update the references to the “Credit Agreement” and the “Guaranty” referred to in the Parent’s Amended and Restated Certificate of Incorporation to refer to this Credit Agreement and the Parent Guaranty, and (b) amend the Convertible Preferred Stock Documents and the Equity Documents to make conforming changes therein; provided that in each case the Borrowers comply with the requirements of §9.18 in connection with any such amendments.

10.15.  Capitalization.  None of the Borrowers will issue any Equity Interests having debt-like features such as mandatory cash dividends, mandatory redemption provisions or other provisions which create monetary obligations on such Borrower that become due and payable in cash during a period when any Revolving Credit Loans or Letters of Credit are outstanding or any Revolving Credit Commitments are outstanding.

10.16.  Maximum Number of Unprofitable Restaurants.  None of the Borrowers will, nor will permit any of its Subsidiaries to, permit the ratio of (a) the aggregate number of Unprofitable Restaurants to (b) the aggregate number of Restaurants to be more than ten percent (10%) at any time.

11.  FINANCIAL COVENANTS.

The Borrowers covenant and agree that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loan or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

11.1.  Leverage Ratio.  As at the end of any fiscal quarter referenced in the table below, the Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio

Closing Date through FQ3 2004	2.60:1.00
FQ4 2004 through FQ3 2005	2.50:1:00
FQ4 2005 through FQ2 2006	2.40:100
Thereafter	2.35:1.00

11.2.  Adjusted Leverage Ratio.  As at the end of any fiscal quarter referenced in the table below, the Adjusted Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio

Closing Date through FQ4 2004	4.90:1:00
Thereafter	4.70:1.00

11.3.  Consolidated Cash Flow Ratio.  As at the end of any fiscal quarter referenced in the table below, the Consolidated Cash Flow Ratio for the Reference Period then ended shall not be less than the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio

Closing Date through FQ2 2005	1.40:1.00
FQ3 2005	1.50:1.00
FQ4 2005 and Thereafter	1.55:1.00

11.4.  Growth Capital Expenditures.  The Borrowers will not make, and will not permit any of their Subsidiaries to make, aggregate Growth Capital Expenditures or construct, acquire or open new Restaurants during any fiscal year that exceed the amounts and numbers set forth in the table below opposite such fiscal year; provided that (i) the maximum amount of Growth Capital Expenditures permitted in each fiscal year shall be increased by one hundred (100%) of the unused Growth Capital Expenditures from the immediately preceding fiscal year (calculated without reference to any amounts carried forward to such preceding year from any earlier year pursuant to this proviso); provided, however, that to the extent that less than seventy percent (70%) of the permitted Gross Capital Expenditures for any fiscal year is utilized, the Borrowers shall only be permitted to carry forward  to the following fiscal year seventy–five percent (75%) of such unused Growth Capital Expenditures from such immediately preceding fiscal year (calculated without reference to any amounts carried forward from prior years pursuant to this proviso) and (ii) in the event that the Borrowers do not carry forward any of a prior year’s Growth Capital Expenditures basket, the Borrowers may increase such current fiscal year’s Growth Capital Expenditure basket by up to $1,500,000 in order to expedite completion of one or more restaurants in such fiscal year, so long as the next fiscal year’s Growth Capital Expenditure basket is reduced by the equivalent amount of such increase:

Period	Maximum Growth Capital Expenditures

Fiscal year 2003	$15,000,000
Fiscal year 2004	$17,000,000
Fiscal year 2005	$19,000,000
Fiscal year 2006	$23,000,000
Fiscal year 2007	$23,000,000

Notwithstanding the foregoing, the Borrowers will not commit to open any new Restaurants (including without limitation entering into any lease, purchase agreement, construction contract or other agreement or arrangement relating to the acquisition, build-out or refurbishment of any property in connection with the opening or anticipated opened of a new Restaurant), or make Growth Capital Expenditures a Borrower was not previously committed to make, at any time during which a Default or Event of Default is continuing or when the Leverage Ratio as at the end of the most recently ended Reference Period for which the Borrowers have delivered a Compliance Certificate exceeds the Incurrence Ratio. For purposes of testing quarterly compliance with this §11.4, the Borrowers shall aggregate Growth Capital Expenditures incurred year-to-date for the then current fiscal year and the Growth Capital Expenditures projected in good faith and based on reasonable assumptions to be made during the balance of such fiscal year after taking into account the Borrowers’ outstanding commitments and projections relating to the opening of new Restaurants.

12.  CLOSING CONDITIONS.

The obligations of the Lenders to make Revolving Credit Loans and of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to October 28, 2003:

12.1.  Loan  Documents.  Each of Loan Documents shall have been duly executed and delivered by the respective parties thereto, and each Loan Document shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  Each Lender shall have received a fully executed copy of each such document.

12.2.  Certified Copies of Governing Documents.  Each of the Lenders shall have received from each of the Borrowers and each of their Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

12.3.  Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrowers and each of their Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

12.4.  Incumbency Certificate.  Each of the Lenders shall have received from each of the Borrowers and their Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party on or after the Closing Date ; (b) in the case of the Borrowers, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

12.5.  Validity of Liens.  The Security Documents shall be effective to create, or to have created, in favor of the Administrative Agent a legal, valid and enforceable first priority (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

12.6.  Perfection Certificates and Uniform Commercial Code Search Results.  The Administrative Agent shall have received from the Parent and each of the Borrowers and their Subsidiaries a completed and fully executed Perfection Certificate and the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

12.7.  Landlord Consents.  The Borrowers and their Subsidiaries shall have delivered to the Administrative Agent all consents requested by the

Administrative Agent to receive, as part of the Security Documents, a collateral assignment of each leasehold of personal property, and a mortgage of each leasehold of real property identified on Schedule 12.7 hereto, together in each case with such estoppel certificates as the Administrative Agent may request.

12.8.  Certificates of Insurance.  The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of a date preceding the Closing Date by not more than five (5) Business Days, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer), which certificates shall state that the Administrative Agent is an additional insured and in respect of all insurance (other than liability insurance, which shall state that the Administrative Agent as an additional insured) a loss payee.

12.9.  Solvency Certificate.  Each of the Lenders shall have received an officer’s certificate of the Borrowers dated as of the Closing Date as to the solvency of the Borrowers on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

12.10.  Opinion of Counsel.  Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, from:

(a)                                  Kirkland & Ellis LLP,  counsel to the Borrowers and their Subsidiaries with respect to the financing contemplated by this Credit Agreement;

(b)                                 Victor & Bernstein, PC, counsel to the Borrowers with respect to liquor law compliance;

(c)                                  Thompson & Knight LLP, special counsel to the Borrowers and their Subsidiaries in Texas; and

(d)                                 Ballard Spahr Andrews & Ingersoll, LLP, special counsel to the Borrowers and their Subsidiaries in Maryland.

12.11.  Capital Structure.  The Administrative Agent shall be satisfied with the capital structure of the Borrowers and their Subsidiaries.

12.12.  Minimum Consolidated EBITDA.  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrowers’ Consolidated EBITDA for the twelve (12) month period ended September 27, 2003 shall be equal to at least $23,500,000.

12.13.  No Material Adverse Change.  The Administrative Agent shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, management, properties, financial condition, income or prospects of the Borrowers and their Subsidiaries taken as a whole since the Balance Sheet Date.

12.14.  Financial Statements and Projections.  The Administrative Agent shall have received copies of the financial statements and projections described in §8.4, and the Administrative Agent shall be satisfied that such financial statements fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended and compliance with the terms and conditions hereof.  The Administrative Agent shall have received a certificate demonstrating that on the Closing Date, the ratio of (a) Consolidated Funded Indebtedness of the Borrowers on such date (after giving effect to all Revolving Credit Loans to be made on the Closing Date) to (b) Consolidated EBITDA for the twelve (12) month period ended September 27, 2003 is no more than 2.20:1.  The Administrative Agent shall have received a statement of the sources and uses of funds in connection with the financing contemplated by this Credit Agreement and such statement of sources and uses shall be satisfactory in all material respects to the Administrative Agent.

12.15.  No Litigation.  No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened against the Parent, any Borrower or any Subsidiary of any Borrower that, in the reasonable opinion of the Administrative Agent, could reasonably be expected to have a material adverse effect on (i) the transactions contemplated hereby, (ii) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrowers, taken as a whole, (iii) the ability of the Borrowers to perform their obligations under the Loan Documents, (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (v) the perfection or priority of any security interests granted to the Administrative Agent under the Loan Documents.

12.16.  Consents and Approvals.  The Administrative Agent shall have received evidence that all material governmental and third-party approvals (including liquor licenses, Liquor Management Agreements and other consents to the extent reasonably obtainable and excluding landlord consents to the extent required under §12.7) necessary or advisable in connection with and the credit facilities contemplated hereby and the continuing operations of the Borrowers shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrowers taken as a whole, or the credit facilities contemplated hereby.

12.17.  Management Agreements; Employment Agreements; Employee Incentive Plans.  There shall have been made available for review by the Administrative Agent and the Lenders true and correct copies of (a) any amendments to the Management Agreements and any other material agreement with respect to the management of any Borrower or any of its Subsidiaries entered into after the Original Closing Date; (b) any material employment agreements entered into by any Borrower or any of its Subsidiaries after the Original Closing Date; and (c) any employee incentive plans, including stock option agreements and other similar arrangements, including any amendments thereto, established following the Original Closing Date, with each of the foregoing to be reasonably satisfactory to the Administrative Agent.

12.18.  Other Documentation.  All other material agreements, including any tax sharing agreements or other financing arrangements of the Borrowers and their Subsidiaries, shall be reasonably satisfactory in form and substance to the Administrative Agent.

12.19.  Payment of Fees and Expenses.  The Borrowers shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to §§5.6 and 6.1.  The Borrowers shall have reimbursed the Administrative Agent for, or paid directly, all reasonable fees, costs and expenses incurred by the Administrative Agent’s Special Counsel and local counsel to the Administrative Agent and the Lenders (including, without limitation, the fees, costs and expenses required to be paid pursuant to the Fee Letter in all relevant jurisdictions in connection with the closing of the transactions contemplated hereby.

12.20.  Disbursement Instructions.  The Administrative Agent shall have received disbursement instructions from the Borrowers with respect to the proceeds of the Revolving Credit Loans to be made on the Closing Date.

13.  CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Revolving Credit Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

13.1.  Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement (i) that are qualified as to materiality shall be true in all respects, and (ii) that are not qualified as to materiality shall be true in all material respects, as of the date as of which they were made and shall also be true in all respects, or true in all material respects, as applicable,  at and as of the time of the making of such Revolving Credit  Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

13.2.  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

13.3.  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

14.  EVENTS OF DEFAULT; ACCELERATION; ETC.

14.1.  Events of Default and Acceleration.  If any of the following events (each an “Event of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, each a “Default”) shall occur:

(a)                                  the Borrowers shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 the Borrowers shall fail to pay any interest on the Revolving Credit Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  any of the Borrowers (i) shall fail to comply with any of its covenants contained in §§9.5, the first sentence of 9.6, 9.7, 9.9, 9.12, 9.15, 9.17, 10 or 11 or any of the covenants contained in any of the Mortgages, or (ii) shall fail to comply with its covenants contained in §9.4 for a period in excess of five (5) days;

(d)                                 the Parent, any Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Parent or such Borrower by the Administrative Agent;

(e)                                  any representation or warranty of the Parent, any Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)                                    (i) the Parent, any Borrower or any of its Subsidiaries shall (A) fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $500,000, or (B) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $500,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations, or (ii) any Indebtedness in an aggregate amount in excess of $500,000 of the Parent, any Borrower or any of its Subsidiaries shall be declared due and payable or be required to be prepaid prior to a regularly scheduled maturity date or amortization payment date;

(g)                                 the Parent, any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Parent, such Borrower or any of its Subsidiaries or of any substantial part of the assets of the Parent, such Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Parent, such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Parent, such Borrower or any of its Subsidiaries and the Parent, such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h)                                 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent, any Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Parent, any Borrower or any of its Subsidiaries in an

involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)                                     there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against the Parent, any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Parent, any Borrower or any of its Subsidiaries exceeds in the aggregate $500,000;

(j)                                     the holders of all or any part of any Subordinated Debt shall accelerate the maturity of all or any part of such Subordinated Debt, Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase any Subordinated Debt in whole or in part shall have been made; provided that any Subordinated Debt may be exchanged for common stock of the Parent or other Equity Interests of the Parent with similar attributes as common stock;

(k)                                  (i) the Convertible Preferred Stock shall be prepaid, redeemed or repurchased in whole or in part, (ii) an offer to prepay, redeem or repurchase the Convertible Preferred Stock in whole or in part shall have been made unless the obligation to prepay, redeem or repurchase the Convertible Preferred Stock pursuant to such offer is contingent upon (A) the prior or simultaneous repayment of all of the Obligations hereunder or (B) receipt of the consent of the Lenders, (iii) the Convertible Preferred Stock shall be converted into Indebtedness of the Parent, or (iv) any cash dividend shall be paid in respect of the Convertible Preferred Stock; provided, however, the Convertible Preferred Stock may be exchanged by the Parent for other Equity Interests of the Parent so long as such Equity Interests do not contain terms which are more onerous on the Parent than the terms of the Convertible Preferred Stock (including terms relating to the prepayment, redemption or repurchase thereof, or the payment of dividends thereon);

(l)                                     if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent, the Borrowers or any of their respective stockholders, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)                               the Parent, any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of

ERISA in an aggregate amount exceeding $500,000, or the Parent, any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Parent, any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could reasonably be expected to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(n)                                 any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of MSRC, individually, or the Borrowers and their Subsidiaries, taken as a whole, and such order shall continue in effect for more than thirty (30) consecutive days;

(o)                                 there shall (i) occur any material damage to, or loss, theft or destruction of, any Collateral or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any of its Subsidiariesif such event or circumstance is not covered by insurance and (ii) such occurrence would have a Material Adverse Effect;

(p)                                 [intentionally omitted];

(q)                                 the Parent, any Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against such Person, a punishment for which in any such case is reasonably likely to include the forfeiture of any assets of such Person having a fair market value in excess of $500,000;

(r)                                    a Change of Control shall occur;

(s)                                  the holders of the Convertible Preferred Stock shall exercise any rights they may have under any of the Convertible Preferred Stock Documents to require the Parent to redeem, repurchase or repay the

Convertible Preferred Stock or the holders of any subordinated debentures issued upon conversion of the Convertible Preferred Stock;

(t)                                    the Parent (i) directly or indirectly, beneficially or otherwise, holds or owns stock or other securities of any Person (other than the Borrowers or Subsidiaries of the Borrowers and other than Investments permitted under §10.3), (ii) conducts any activity which is inconsistent with activities which are normal and customary for a holding company, provided that the Parent may issue the Convertible Preferred Stock and Subordinated Debt so long as such issuance is in accordance with §4 of the Guaranty and §10.1(c) of this Credit Agreement, or (iii) owns any material assets other than the Equity Interests of MSAC; or

(u)                               the Parent amends, supplements or otherwise modifies the terms of any Subordinated Debt Documents previously approved by the Required Lenders pursuant to §10.1(c) other than (i) solely to conform to amendments made to this Credit Agreement and the other Loan Documents, (ii) to waive defaults thereunder or to amend covenants in order to make them less restrictive on the Parent or (iii) solely to permit the exchange of Subordinated Debt for common stock of the Parent or other Equity Interests of the Parent with similar attributes as common stock; provided that a certified copy of such amendment, modification or waiver is promptly delivered to the Administrative Agent and such amendment, modification or waiver is reasonably satisfactory to the Required Lenders;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§14.1(g), 14.1(h), 14.1(j) or 14.1(k), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

14.2.  Termination of Commitments.  If any one or more of the Events of Default specified in §§14.1(g), 14.1(h), 14.1(j) or 14.1(k) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrowers or any of their Subsidiaries of any of the Obligations.

14.3.  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Credit Loans pursuant to §14.1, each Lender, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14.4.  Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)                                  First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)                                 Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s fee and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative

Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)                                  Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(c) or §9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d)                                 Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

15.  THE AGENTS.

15.1.  Authorization.

(a)                                  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b)                                 The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)                                  As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

15.2.  Employees and Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

15.3.  No Liability.  None of the Agents nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that such Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

15.4.  No Representations.

15.4.1.  General.  None of the Agents shall be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Parent, the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrowers.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrowers.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

15.4.2.  Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §§12 and 13, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger active upon the Borrowers’ account shall have received written notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Closing Date.

15.5.  Payments.

15.5.1.  Payments to Administrative Agent.  A payment by the Borrowers to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

15.5.2.  Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

15.5.3.  Delinquent Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §17.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  At any time before a Delinquent Lender shall have satisfied in full a delinquency as provided in the foregoing sentence, the Borrowers shall have the same rights and remedies with respect to such Delinquent Lender as the Borrowers have with respect to any Affected Lender set forth in §6.8(c) hereof.

15.6.  Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

15.7.  Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrowers as required by §17.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be caused by the Administrative Agent’s willful misconduct or gross negligence.

15.8.  Administrative Agent as Lender.  In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

15.9.  Resignation.  The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its equivalent by S&P.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

15.10.  Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this §15.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

15.11.  Forwarding of Loan Requests, etc.  The Administrative Agent hereby agrees that upon receipt from the Borrowers of any Loan Request, notice of conversion or continuation pursuant to §2.7 or §3.5.2 or notice of repayment pursuant to §2.9.3 or §3.4, it shall promptly forward a copy of such notice to the other Lenders.  The Administrative Agent shall not be required to forward notices required to be furnished to the Lenders by the Borrowers or notices which the Administrative Agent believes to have been separately forwarded to the Lenders.

15.12.  Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

15.13.  Duties of Syndication Agent and Documentation Agent.  Neither the Syndication Agent nor either of the Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement or any of the other Loan Documents other than those applicable to it in its capacity as a Lender.

16.  ASSIGNMENT AND PARTICIPATION.

16.1.  Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more commercial banks, other financial institutions or other Persons, all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Revolving Credit Commitment Percentage and Revolving Credit Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrowers shall have given their prior written consent to such assignment, which consents will not be unreasonably withheld; except that the consent of the Borrowers or the Administrative Agent shall not be required in connection with any assignment by a Lender to (i) an existing Lender or (ii) a Lender Affiliate of such Lender, provided that if such Lender or Lender Affiliate is a Non-U.S. Lender, such Person has complied with the requirements set forth in §6.2.3 prior to such assignment, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of its Revolving Credit Commitment Percentage and Revolving Credit Commitment, the Revolving Credit Loans at the time owing to it, and its participating interest in the risk relating to any Letters of Credit, (c) each assignment, shall be in a minimum amount of $2,000,000 (or, if less, such Lender’s entire Revolving Credit Loans and Revolving Credit Commitment) or such lesser amount consented to by the Administrative Agent, and (d) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment; provided that no Lender may assign its interests, rights and obligations under this Credit Agreement to a competitor of the Borrowers or any of their Subsidiaries, or an adverse party in any legal or arbitration proceeding with the Borrowers or any of their Subsidiaries (as determined by the Borrowers).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in §16.3, be released from its obligations under this Credit Agreement.

16.2.  Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)                                 the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e)                                  such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(f)                                    such assignee agrees that it will perform in accordance with the Credit Agreement and the other Loan Documents all of the obligations that by the terms thereof are required to be performed by it as a Lender;

(g)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(h)                                 such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit; and

(i)                                     such assignee acknowledges that it has complied with the provisions of §6.2.3 to the extent applicable.

16.3.  Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

16.4.  New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrowers.

16.5.  Participations.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $2,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest; and provided, further, no Lender may sell a participation to a competitor of the Borrowers or any of their Subsidiaries, or an adverse party in any legal or arbitration proceeding with the Borrowers or any of their Subsidiaries (as determined by the Borrowers).

16.6.  Assignee or Participant Affiliated with the Borrowers.  If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §14.1 or §14.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Revolving Credit Loans or Reimbursement Obligations.  If any Lender sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

16.7.  Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to §17.3 with respect to any claims or actions arising prior to the date of such assignment. If the Reference Lender transfers all of its interest, rights and obligations under this Credit Agreement, the Administrative Agent shall, in consultation with the Borrowers and with the consent of the Borrowers and the Required Lenders, appoint another Lender to act as a Reference Lender hereunder.  Anything contained in this §16 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to (a) any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender.  Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this §16.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrowers or Administrative Agent hereunder.

16.8.  Assignment by Borrowers.  The Borrowers shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders; provided, that notwithstanding the foregoing, each Borrower may, at any time and from time to time, assign or otherwise transfer to one or more of the other Borrowers, its obligations, as “primary obligor” for any Obligations under any Loan Document; provided further that no such assignment or transfer shall have any impact whatsoever on any Borrower’s joint and several liability (as set forth in §6.12 and elsewhere in this Credit Agreement) for all Obligations.

16.9.  Syndication.  The Borrowers hereby agree to use commercially reasonable efforts to assist and cooperate with the Arranger in efforts to complete the syndication of the Revolving Credit Commitments and Revolving Credit Loans hereunder, including, but not limited to, promptly preparing and providing materials and information reasonably deemed necessary by the Arranger to successfully complete and otherwise facilitate such syndication, including, without limitation, all projections required to be delivered pursuant to §§8.4.3, 9.4(b) and 9.4(g).  The Borrowers and each of their directors, officers, employees and agents shall, at the reasonable request of the Arranger, use commercially reasonable efforts to meet with potential lenders and provide such additional information as such Persons may reasonably request.  The terms of the Fee Letter shall survive the Closing Date.

17.  PROVISIONS OF GENERAL APPLICATIONS.

17.1.  Setoff.  The Borrowers hereby grant to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to any of the Borrowers and any securities or other property of any of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of any of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from any of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

17.2.  Expenses.  The Borrowers jointly and severally agree to pay, upon receipt of an invoice therefor, (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any stamp, documentary or similar taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby jointly and severally agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling any agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banker and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrowers or any of their Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with Uniform Commercial Code searches, Uniform Commercial Code filings, intellectual property searches, intellectual property filings or mortgage recordings.  The covenants contained in this §17.2 shall survive payment or satisfaction in full of all other Obligations.

17.3.  Indemnification.  The Borrowers jointly and severally agree to indemnify and hold harmless each of the Agents, its affiliates and each of the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any of their Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent to the Borrowers upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any of the Borrowers or any of their Subsidiaries or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrowers or any of their Subsidiaries comprised in the Collateral, (d) any of the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to each of the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrowers shall not be liable to any of the Agents, its affiliates or any Lender for any portion of such liabilities, losses, damages or expenses resulting from the gross negligence or willful misconduct of any Agent, its affiliates or any Lender.  In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel provided; that notwithstanding the foregoing indemnity, the Borrowers shall jointly and severally be liable to pay promptly the reasonable fees and expenses for only one such counsel for the Administrative Agent, its affiliates and the Lenders.  If, and to the extent that the obligations of the Borrowers under this §17.3 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §17.3 shall survive payment or satisfaction in full of all other Obligations.

17.4.  Treatment of Certain Confidential Information.

17.4.1.  Confidentiality.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Sponsors, the Borrowers or any of their Subsidiaries or Affiliates pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §17.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §17.4 or (i) with the prior written consent of the Borrowers.

Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Credit Agreement and the other Loan Documents, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind the federal tax structure and federal tax treatment of such transactions.  The exemption in the preceding sentence is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of the Sponsors, the Borrowers, their respective Subsidiaries or future Borrowers or Subsidiaries of the Borrowers, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.  The two preceding sentences are intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of such transactions, or any federal tax matter or federal tax idea related to such transactions.

17.4.2.  Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any Governmental Authority representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) or pursuant to legal process.

17.4.3.  Other.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers or any of their Subsidiaries.  The obligations of each Lender under this §17.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Lender. The covenants contained in this §17.4 shall survive payment or satisfaction in full of all of the Obligations.

17.5.  Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper required to be delivered to any Lender or the Administrative Agent at any time by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.

17.6.  Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy or facsimile and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                  if to any Borrower or the Parent, c/o Bruckmann, Rosser, Sherill & Co., Inc., 126 East 56th Street, New York, New York 10022, Attention: Harold O. Rosser, J. Rice Edmonds and Jaime C. Wall, fax: (212) 521-3799; with copies to Castle Harlan Partners, III, L.P., 150 East 58th St., New York, New York 10155, Attention: David B. Pittaway and Justin Wender, fax: (212) 207-8042; and copies to Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd St., New York, New York 10022-4675, Attention: Kim Taylor, fax: (212) 446-4900; and copies to Schulte, Roth & Zabel LLP, 919 Third Ave., New York, New York 10022, Attention: Marc Weingarten, fax: (212) 593-5955, or at such other address for notice as such Borrower or the Parent, as applicable, shall last have furnished in writing to the Person giving the notice;

(b)                                 if to the Administrative Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Thomas P. Tansi, Director, fax: (617) 434-0637, with copies to Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, Attention: Sula R. Fiszman, Esq., fax: (617) 951-8736, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)                                  if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.  Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications.

17.7.  Governing Law.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH PARTY HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN §17.6.  EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

17.8.  Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

17.9.  Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

17.10.  Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §17.12.

17.11.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE REVOLVING CREDIT LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that each party has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

17.12.  Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrowers and each Lender:

(i) reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee, the Letter of Credit Fees or any other fees payable for the account of all of the Lenders (other than (A) interest accruing pursuant to §6.10 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto or (B) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof);

(ii) increase the amount of such Lender’s Revolving Credit Commitment or extend the expiration date of such Lender’s Revolving Credit Commitment;

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §6.10 and (B) any vote to rescind any acceleration made pursuant to §14.1 of amounts owing with respect to the Revolving Credit Loans and other Obligationsshall require only the approval of the Required Lenders);

(iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or any portion of the Collateral with a book value equal to or greater than 50% of the aggregate book value of the Collateral prior to such release (excluding, if any Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or the Parent from its obligations under the Parent Guaranty;

(v) amend or waive any provision of this Credit Agreement which requires pro-rata distributions to each of the Lenders by the

Administrative Agent of payments and/or proceeds received from the Borrowers or the Parent by the Administrative Agent hereunder; and

(vi) amend or waive this §17.12 or the definition of Required Lenders;

(b) without the written consent of the Administrative Agent, amend or waive §15, the amount or time of payment of any Letter of Credit Fees or other fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

17.13.  Borrowers’ Representative.  Each of the Borrowers hereby irrevocably appoints MSAC as such Borrower’s representative and agent for all purposes under this Credit Agreement and authorizes MSAC, on behalf of each such Borrower and in each such Borrower’s name to give and receive all notices and documents, certificates and instruments to be given or received by the Borrowers or any of them in connection with this Credit Agreement and the other Loan Documents, including receipt of service of legal process in connection with any suit or proceeding arising under, or in connection with the transactions contemplated by this Credit Agreement, delivery of Loan Requests, Conversion Requests, Compliance Certificates and requests for waivers and amendments and to acknowledge or consent to any amendments, waivers or assignments.

17.14.  Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

MCCORMICK & SCHMICK ACQUISITION CORP.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President, Treasurer and Secretary

MCCORMICK & SCHMICK RESTAURANT CORP.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President, Treasurer and Secretary

MCCORMICK & SCHMICK MARYLAND LIQUOR, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President and Treasurer

MCCORMICK & SCHMICK ACQUISITION I TEXAS, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK ACQUISITION II TEXAS, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK ACQUISITION TEXAS LP
By:	McCormick & Schmick Acquisition I Texas, Inc., its General Partner

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK ACQUISITION III TEXAS, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK’S ATLANTA II, LLC

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President, Treasurer and Secretary

MCCORMICK & SCHMICK’S HACKENSACK, LLC

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President, Treasurer and Secretary

MCCORMICK & SCHMICK ORLANDO, LLC

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: President, Treasurer and Secretary

MCCORMICK & SCHMICK DALLAS, LP
By:	McCormick & Schmick Acquisition I Texas, Inc., its General Partner

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK DALLAS LIQUOR, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK AUSTIN, LP
By:	McCormick & Schmick Acquisition I Texas, Inc., its General Partner

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

MCCORMICK & SCHMICK AUSTIN LIQUOR, INC.

By:	/s/ DOUGLAS L. SCHMICK
Name: Douglas L. Schmick
Title: Authorized Signatory

FLEET NATIONAL BANK, individually and as Administrative Agent

By:	/s/ THOMAS P. TANSI
Thomas P. Tansi, Director

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL” NEW YORK BRANCH, individually and as Syndication Agent

By:	/s/ M. KRAPELS
Name: M. Krapels
Title: Vice President

By:	/s/ REBECCA O. MORROW
Name: Rebecca O. Morrow
Title: Executive Director

BANK OF AMERICA, N.A., individually and as Documentation Agent

By:	/s/ DANIEL J. RILER
Name: Daniel J. Riler
Title: Vice President

WELLS FARGO BANK N.A., individually and as Documentation Agent

By:	/s/ JAMES KENDRICK NOBLE III
Name: James Kendrick Noble III
Title: Managing Director

SUNTRUST BANK

By:	/s/ SUSAN M. HALL
Name: Susan M. Hall
Title: Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ ANDREA S. CHEN
Name: Andrea S. Chen
Title: Associate